Exhibit 4.2

Execution Version

GENESIS ENERGY, L.P.

GENESIS ENERGY FINANCE CORPORATION

AND

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HEREOF

8.250% SENIOR NOTES DUE 2029

TWENTIETH SUPPLEMENTAL INDENTURE

Dated as of December 7, 2023

REGIONS BANK,

As Trustee

v

Exhibits:
Exhibit A	FORM OF NOTE

Exhibit B	FORM OF SUPPLEMENTAL INDENTURE

THIS TWENTIETH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 7, 2023, is among Genesis Energy, L.P., a Delaware limited partnership (referred to herein as the “Company”), Genesis Energy Finance Corporation, a Delaware corporation (referred to herein as “Finance Corp.” and, together with the Company, the “Issuers”), the guarantors listed on the signature pages hereof and Regions Bank, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Base Indenture (as defined below).

RECITALS

WHEREAS, the Issuers, certain Subsidiaries of the Company and U.S. Bank National Association, as predecessor trustee (the “Prior Trustee”), executed and delivered that certain indenture, dated as of May 21, 2015 (the “Original Indenture” and, as supplemented by the Trustee Succession Agreement referred to below, the “Base Indenture”), to provide for the issuance from time to time of the Issuers’ unsecured debentures, notes or other evidences of indebtedness (the “Securities”) to be issued in one or more series;

WHEREAS, pursuant to Section 611 of the Original Indenture and that certain Agreement of Resignation, Appointment and Acceptance, dated as of September 30, 2020 (the “Trustee Succession Agreement”), among the Issuers, the Trustee, and the Prior Trustee, the Trustee succeeded to the Prior Trustee as the “Trustee” under the Base Indenture;

WHEREAS, Section 901 of the Base Indenture provides that the Issuers and the Guarantors, when authorized by a resolution of their respective Boards of Directors, and the Trustee may, without the consent of the Holders of the Securities, enter into a supplemental indenture to (i) in accordance with clause (7) thereof, establish the form or terms of Securities of any series and any Guarantees as permitted by Section 201 and Section 301 of the Base Indenture or (ii) in accordance with clause (5) thereof, add to, change or eliminate any of the provisions of the Base Indenture in respect of all or any Securities of any series or any Guarantees thereof; provided that any such addition, change or elimination (A) shall neither (i) apply to any Security of any series or Guarantee thereof created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no such Security Outstanding;

WHEREAS, the Issuers have duly authorized the issue of 8.250% Senior Notes due 2029 (as they may be issued from time to time under this Supplemental Indenture, including any Additional Notes issued pursuant to Section 301 of the Base Indenture and Section 1.03 of this Supplemental Indenture, the “Notes”), initially in an aggregate principal amount not to exceed $600,000,000, and in connection therewith, there being no Notes Outstanding at the time of execution and delivery of this Supplemental Indenture, the Issuers and the Initial Guarantors have duly determined to make, execute and deliver this Supplemental Indenture to set forth the terms and provisions of the Notes as required by the Base Indenture and to add to, change and eliminate certain provisions of the Base Indenture in respect of the Notes;

WHEREAS, the Issuers and the Initial Guarantors have determined that this Supplemental Indenture is authorized or permitted by Section 901 of the Base Indenture and the Issuers have delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, and each of the Initial Guarantors has delivered a Guarantor’s Officers’ Certificate, to the effect that all conditions precedent provided for in the Base Indenture to the execution and delivery of this Supplemental Indenture have been complied with;

WHEREAS, the form of Notes, the Trustee’s “Certificate of Authentication” to be borne by each Note, the form of “Option of Holder to Elect Purchase” and the “Assignment Form” to be borne by the Notes are to be substantially in the forms hereinafter provided for;

WHEREAS, all things necessary to make the Notes, when executed by the Issuers and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in the Base Indenture provided, and to make the Subsidiary Guarantees of each of the Guarantors as set forth herein, when the Notes have been so executed, authenticated and delivered, the valid and legally binding obligations of the Issuers and the Guarantors, respectively, have been done; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement according to its terms, and a valid and legally binding amendment of, and supplement to, the Base Indenture, have been done.

NOW, THEREFORE, the Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

Article One

Issue and Description of Notes

Section 1.01 Designation and Amount; Ranking Payments; Denomination. The Notes shall be designated as the “8.250% Senior Notes due 2029.” The Notes are hereby established as a series of Securities under the Base Indenture. The aggregate principal amount of Notes that may be authenticated and delivered under this Supplemental Indenture is not limited. The aggregate principal amount of Notes initially authorized for authentication and delivery pursuant to this Supplemental Indenture is limited to $600,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of other Notes pursuant to Section 3.06, Section 3.09(i), Section 4.15(a)(viii) and Section 8.05 hereof and Section 304, Section 305 and Section 306 of the Base Indenture). The Issuers may, and shall be entitled to, from time to time, without notice to or the consent of the Holders of the Notes, in accordance with Section 1.03 below increase the principal amount of Notes and issue such increased principal amount (or any portion thereof) of Notes as “Additional Notes” under this Supplemental Indenture.

Payments of the principal of and interest on the Notes shall be made in U.S. Dollars, and the Notes shall be denominated in Dollars and in amounts of at least $2,000 and integral multiples of $1,000 thereafter. The Place of Payment where the principal of and any other payments due on the Notes are payable shall initially be at the office or agency of the Company maintained for that purpose in New York, New York in accordance with Section 4.02 of this Supplemental Indenture.

Initially, Regions Bank will act as Paying Agent and Registrar. The Issuers may appoint and change any Paying Agent or Registrar or co-registrar without notice. The Company or any of its domestically organized wholly owned Restricted Subsidiaries may act as Paying Agent or Registrar or co-registrar.

The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Issuers maintained for such purpose within the City and State of New York, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. Notwithstanding the foregoing, payment may be made pursuant to the Applicable Procedures of the Depositary in the case of Global Notes.

The Notes shall be guaranteed by each of the Initial Guarantors and, in accordance with Section 4.13, any additional Subsidiary Guarantors in accordance with Section 4.13 and Article Nine of this Supplemental Indenture.

No Subsidiary Guarantee, nor any notation thereof, shall be, or shall be required to be, endorsed on, or attached to, or otherwise physically made part of any Note.

Section 1.02 Form of Notes. The Notes shall be substantially in the form set forth in Exhibit A hereto, which is incorporated in and made a part of this Supplemental Indenture.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Supplemental Indenture or the Base Indenture or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

The terms and provisions contained in the form of Note attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 1.03 Additional Notes.

The Issuers shall be entitled, subject to their compliance with Section 4.09, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance, issue price and the date from which interest begins to accrue. The Initial Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including waivers, consents, directions, declarations, amendments, redemptions and offers to purchase; and none of the Holders of any Initial Notes or any Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

With respect to any Additional Notes, the Issuers shall set forth in an Officers’ Certificate, which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date and the CUSIP number and any corresponding ISIN of such Additional Notes; and

(3) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Exhibit A in which any such Global Notes may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

Section 1.04 Execution and Authentication.

(a) The Initial Notes may forthwith be executed by the Issuers and delivered to the Trustee for authentication and delivery by the Trustee for original issue in accordance with the provisions of Section 303 of the Base Indenture.

(b) At any time and from time to time after the issuance of the Initial Notes, the Trustee shall authenticate and deliver any Additional Notes for original issue in accordance with the provisions of Section 303 of the Base Indenture in an aggregate principal amount determined at the time of issuance and specified in an Issuer Order. Such Issuer Order shall specify the principal amount of the Additional Notes to be authenticated and the date on which the original issue of such Additional Notes is to be authenticated.

Section 1.05 Non-Business Day Payments. If any Interest Payment Date, the Stated Maturity, any Redemption Date, any Settlement Date or any Change of Control Payment Date falls on a day that is not a Business Day, then the required payment or delivery will be made on the next succeeding Business Day with the same force and effect as if made on the date that the payment or delivery was due, and no additional interest will accrue on that required payment or delivery for the period from and after the Interest Payment Date, Stated Maturity, Redemption Date, Settlement Date or Change of Control Payment Date, as the case may be, to that next succeeding Business Day.

Article Two

Definitions and Incorporation by Reference

All capitalized terms contained in this Supplemental Indenture shall, except as specifically provided for herein and except as the context may otherwise require, have the meanings given to such terms in the Base Indenture. Unless the context otherwise requires, all references in this Supplemental Indenture to Articles, Sections or Exhibits refer to Articles or Sections of, or Exhibits to, this Supplemental Indenture. In the event of any inconsistency between the Base Indenture and this Supplemental Indenture, this Supplemental Indenture shall govern. The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein. Unless the context otherwise requires, the following terms shall have the following meanings:

Section 2.01 Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness or Disqualified Stock of any other Person existing at the time such other Person was merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness or Disqualified Stock is incurred or issued in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness or Disqualified Stock which is extinguished, retired, cancelled or repaid in connection with such Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person but excluding Indebtedness which is extinguished, retired, cancelled or repaid in connection with such asset being acquired by such specified Person.

“Additional Notes” means, subject to the Company’s compliance with Section 4.09, 8.250% Senior Notes due 2029 issued from time to time after the Issue Date under the terms of the Base Indenture (as it relates to the Notes) and this Supplemental Indenture (other than pursuant to Section 304, 305 or 306 of the Base Indenture or Section 3.06, 3.09, 4.15 or 9.05 of the Supplemental Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control by the other Person; and further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Law,” except as the context may otherwise require, means all applicable laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any properties or assets (including by way of a merger or consolidation or by way of a Sale and Leaseback Transaction); and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries; provided, however, that in the case of clause (1) or (2), the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will not constitute an “Asset Sale” but will be governed by the provisions of Section 4.15 and/or Section 5.01 and not by the provisions of Section 4.10.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $25.0 million;

(2) a transfer of properties or assets between or among any of the Company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale, lease or other disposition of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

(6) a Restricted Payment that is permitted by Section 4.07 or a Permitted Investment (including unwinding any Hedging Contracts);

(7) the creation or perfection of a Lien that is not prohibited by Section 4.12;

(8) dispositions in connection with Permitted Liens;

(9) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(10) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(11) an Asset Swap; and

(12) an Equipment Lease Transaction.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in a Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided that any Net Proceeds received must be applied in accordance with Section 4.10 as if the Asset Swap were an Asset Sale.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

“Bankruptcy Law” means Title 11, United States Code, as may be amended from time to time, or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have correlative meanings.

“Board of Directors” means:

(1) with respect to Finance Corp., its board of directors;

(2) with respect to the Company, the Board of Directors of the General Partner (or any other Person serving a similar function for the Company) or any authorized committee thereof; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP (other than any obligation that is required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as in effect on the Issue Date), and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.12, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank or any United States branch of a foreign bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within 24 months after the date of creation thereof.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), which occurrence is followed within 60 days thereafter by a Rating Decline;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company or removal of the General Partner by the limited partners of the Company; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like, which occurrence is followed within 60 days thereafter by a Rating Decline; provided, however, that a Change of Control shall not have occurred as a result of the Beneficial Ownership of more than 50% of the Voting Stock of the Company by the Qualified Owners, so long as at least 20% of the common units of the Company remain registered and listed for trading on a national securities exchange or quoted on an established automated over-the-counter trading market in the United States.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange (pursuant to merger or otherwise) of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned, directly or indirectly, the Voting Stock of the Company immediately prior to such transactions continue to Beneficially Own, directly or indirectly, in the aggregate more than 50% of the Voting Stock of such entity or any parent thereof or its general partner, as applicable, or continue to Beneficially Own, directly or indirectly, sufficient Equity Interests in such entity or any parent thereof or its general partner, as applicable, to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or any parent thereof or its general partner, as applicable, and, in either case no “person” Beneficially Owns, directly or indirectly, more than 50% of the Voting Stock of such entity or any parent thereof or its general partner, as applicable; provided, however, that a Change of Control shall not have occurred as a result of the Beneficial Ownership of more than 50% of the Voting Stock of such entity or any parent thereof or its general partner, as applicable, by the Qualified Owners, so long as at least 20% of the common units or other comparable common equity of such entity or any parent thereof or its general partner, as applicable, remains registered and listed for trading on a national securities exchange or quoted on an established automated over-the-counter trading market in the United States.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto.

“Commission” or “SEC” means the United States Securities and Exchange Commission.

“Company” means Genesis Energy, L.P., a Delaware limited partnership, until a successor Person shall have become such pursuant to the applicable provisions of this Supplemental Indenture, and thereafter “Company” shall mean such successor Person.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, non-cash equity based compensation expense and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash items that were deducted in computing such Consolidated Net Income; plus

(5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense and, without duplication, Transaction Costs; plus

(7) any cash received by the Company or any Restricted Subsidiary pursuant to any Direct Financing Lease during such period; plus

(8) any deferred or non-cash equity compensation or stock option or similar compensation expense, including all expense recorded for the Company’s equity appreciation rights plan in excess of cash payments for exercised rights, in each case during such period; provided, however, that actual cash payments made with respect to such deferred compensation during such period shall reduce Consolidated Cash Flow for such period; plus

(9) an amount equal to dividends or distributions paid during such period in cash to such Person or any of its Restricted Subsidiaries by a Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting; minus

(10) non-cash items increasing such Consolidated Net Income for such period;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(1) the aggregate Net Income (but not net loss in excess of such aggregate Net Income) of each of the Persons that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of Statement of Financial Accounting Standards No. 133, will be excluded;

(5) any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded;

(6) any asset (including goodwill) impairment or write-down on or related to non-current assets under applicable GAAP or Commission guidelines will be excluded; and

(7) any income or losses attributable to Direct Financing Leases will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“consolidation” means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term “consolidated” has a correlative meaning to the foregoing.

“Corporate Trust Office of the Trustee” means the office of the Trustee, which office at the date hereof is located at 8 Greenway Plaza, Suite 1100, Houston, Texas 77046, Attn: Corporate Trust Services, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuers, or the principal corporate trust office of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Issuers).

“Credit Agreement” means the Sixth Amended and Restated Credit Agreement, dated as of February 17, 2023, by and among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent, Bank of America N.A., as syndication agent, and each of the other lenders party thereto, as amended by any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, Refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities or debt issuances, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or inventory), commercial paper, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or Refinanced (including Refinancing with any capital markets transaction) in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Davison Family” means James E. Davison, James E. Davison, Jr., Steven Davison, Todd Davison and the members of their Families.

“Davison Group” means (i) any member of the Davison Family, (ii) any Related Person of any such member, and (iii) the James Ellis Davison, Jr. Grantor Retained Annuity Trust, the Steven Davison Family Trust, the Todd Davison Children’s Trust c/o Argent Trust, and the Todd Davison Legacy Trust-2010 c/o Argent Trust. For the avoidance of doubt, the Persons named in (iii) above may be Related Persons of members of the Davison Family.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Direct Financing Lease” means (i) the note of Genesis NEJD Pipeline, LLC owing to Genesis NEJD Holdings, LLC and related financing lease between Genesis NEJD Pipeline, LLC and Denbury Onshore, LLC and (ii) any other arrangement, in the case of (i) or (ii) in respect of which cash received pursuant to such arrangements is shown on the Company’s consolidated statement of cash flows as being attributable to “direct financing leases.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the final Stated Maturity of the Notes. Notwithstanding the preceding sentence, (a) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 and (b) any Capital Stock issued pursuant to any plan of the Company or any of its Affiliates for the benefit of one or more employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Affiliates in order to satisfy applicable contractual, statutory or regulatory obligations.

For purposes of Section 4.09, the “amount” or “principal amount” of any Disqualified Stock or preferred securities shall equal the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, in each case, exclusive of accrued dividends. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred securities which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred securities as if such Disqualified Stock or preferred securities were redeemed, repaid or repurchased on the date on which the “amount” or “principal amount” thereof shall be required to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock or preferred securities could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock or preferred securities as reflected in the most recent financial statements of such Person.

“Equipment Lease Transactions” means sales or transfers of new equipment within 30 days of its acquisition by the Company or any of its Restricted Subsidiaries in the ordinary course of business consistent with historical practice to any Person whereby the Company or any of its Restricted Subsidiaries shall then or thereafter rent or lease as lessee such new equipment or any part thereof to use for substantially the same purpose or purposes as such new equipment sold or transferred.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (i) any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the Issue Date or (ii) any contribution to capital of the Company in respect of Capital Stock of the Company; provided that at any time on or after a Change of Control, any sale of Capital Stock to, or contribution to capital by, an Affiliate of the Company shall not be deemed an Equity Offering.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness or Disqualified Stock of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement which is considered incurred under the first paragraph of Section 4.09 and other than intercompany Indebtedness or Disqualified Stock) in existence on the Issue Date, until such amounts are repaid.

“Existing Unrestricted Subsidiaries” means Cameron Highway Oil Pipeline Company, LLC, GA ORRI Holdings, LLC, GA ORRI, LLC, Independence Hub, LLC, Poseidon Oil Pipeline Company, L.L.C., TDC Americas, LLC, TDC Chile, SpA, TDC Energy Canada Ltd., TDC Peru S.A.C., and TDC South America, LLC.

“fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $30.0 million or more and otherwise by an officer of the General Partner, which determination will be conclusive for all purposes under this Indenture.

“Family” means, with respect to any natural person, (i) such Person, (ii) any spouse or descendant of such Person, (iii) any other natural person who is a member of the family of any such Person referenced in (i)-(ii) above and (iv) any other natural person who has been adopted by such person referenced in (i)-(iii) above.

“Finance Corp.” means Genesis Energy Finance Corporation, a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of this Supplemental Indenture, and thereafter “Finance Corp.” shall mean such successor Person.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred securities subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred securities, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries (or by any Person acquired by such Person or any of its Restricted Subsidiaries), including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of the General Partner (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

For purposes of this definition, (a) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the reference period; and (b) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the reference period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and determined in accordance with GAAP.

Furthermore, in calculating “Fixed Charges” for purposes of determining the “Fixed Charge Coverage Ratio”:

(a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date;

(b) if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the reference period;

(c) notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Hedging Contracts, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements; and

(d) interest on Indebtedness referred to in clause (3) will be included only to the extent attributable to the portion of such Indebtedness that is so guaranteed by such Person or its Restricted Subsidiaries or so secured by a lien on the assets thereof (provided that the amount of such Indebtedness so secured will be the lesser of (x) the fair market value of such assets at the date of determination and (y) the amount of such Indebtedness).

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“Global Notes” means Notes issued in the form of Global Securities.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities

Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets, acting as co-obligor or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness; provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of (a) the Subsidiaries of the Company, other than Finance Corp., executing this Supplemental Indenture as initial guarantors of the Notes, (b) any other Restricted Subsidiary of the Company that becomes a Guarantor by executing a supplement to this Indenture in accordance with Section 4.13 or Section 9.03 hereof and (c) the respective successors and assigns of such Restricted Subsidiaries, as required under Article Nine hereof, in each case, until the Subsidiary Guarantee of such Person is released pursuant to Section 7.02, Section 7.03 or Section 9.05 hereof.

“Hedging Contracts” means, with respect to any specified Person:

(1) (i) any agreement of such Person with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount or (ii) any interest rate swap agreement, interest rate future agreement, interest rate option agreement, interest rate cap agreement or interest rate collar agreement entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2) any foreign exchange contract or similar currency protection agreement entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3) any commodity futures contract, forward contract, commodity swap agreement, commodity option or other similar agreement or arrangement or any combination thereof designed to protect against fluctuations in the price of Hydrocarbons purchased, used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) any other agreement or arrangement designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbons” means (i) crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products, by-products, (ii) all other substances (whether or not hydrocarbon in nature) produced in connection therewith or refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, liquefied petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and (iii) any and all other minerals, ores or substances of value, and the products and proceeds therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, without duplication and whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under such letters of credit issued for the account of such Person;

(4) in respect of bankers’ acceptances;

(5) representing Capital Lease Obligations;

(6) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(7) representing any obligations under Hedging Contracts,

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the irrevocable deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness (and subject to no other Liens) and the other applicable terms of the instrument governing such indebtedness shall not constitute “Indebtedness.” In addition, the term “Indebtedness” includes, with respect to any Person, all Indebtedness of other Persons secured by a Lien on any asset of the specified

Person (other than Indebtedness of an Unrestricted Subsidiary or Joint Venture of the specified Person to the extent secured by a Lien on or pledge of Equity Interests of such Unrestricted Subsidiary or Joint Venture as contemplated by clause (9) of the definition of “Permitted Liens”), whether or not such Indebtedness is assumed by the specified Person (provided that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. For the avoidance of doubt, the term “Indebtedness” excludes

(i) any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, contingency payment obligations based on a final financial statement or report or the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by the specified Person in connection with the acquisition or disposition of assets;

(ii) accrued expenses and trade accounts payable arising in the ordinary course of business;

(iii) any unrealized losses or charges in respect of Hedging Contracts (including those resulting from the application of FAS 133);

(iv) any obligations in respect of (a) bid, performance, completion, surety, appeal and similar bonds, (b) obligations in respect of bankers’ acceptances, (c) insurance obligations or bonds and other similar bonds and obligations and (d) any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations; provided, however that such bonds or obligations mentioned in subclause (a), (b), (c) or (d) of this clause (iv) are incurred in the ordinary course of the business of the Company and its Restricted Subsidiaries and do not relate to obligations for borrowed money;

(v) any obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers’ acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by the Company or any Restricted Subsidiary in the ordinary course of business and any guarantees and obligations of the Company or any Restricted Subsidiary with respect to or letters of credit functioning as or supporting any of the foregoing bonds or obligations; and

(vi) any contracts and other obligations, agreements instruments or arrangements described in clause (11) of the definition of “Permitted Liens.”

The “amount” or “principal amount” of any Indebtedness outstanding as of any date will be, except as specified below, determined in accordance with GAAP:

(1) in the case of any Indebtedness issued with original issue discount, the accreted value of the Indebtedness;

(2) in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date;

(3) in the case of any Capitalized Lease Obligation, the amount determined in accordance with the definition thereof;

(4) in the case of other unconditional obligations (other than those specified in clauses (1) or (2) of the first paragraph of this definition), the amount of the liability thereof determined in accordance with GAAP;

(5) in the case of other contingent obligations (other than those specified in clauses (1) or (2) of the first paragraph of this definition), the maximum liability at such date of such Person; and

(6) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means the Base Indenture, as amended, supplemented and modified by this Supplemental Indenture, as may be further amended, supplemented or modified from time to time in accordance with the terms hereof, including the provisions of the Trust Indenture Act that are deemed to be a part hereof.

“Independent Advisor” means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Company and (b) which, in the judgment of the Board of Directors of the Company, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

“Initial Guarantors” means the Subsidiaries of the Company, other than Finance Corp., executing this Supplemental Indenture as initial guarantors of the Notes.

“Initial Notes” means the $600,000,000 aggregate principal amount of Notes issued on the Issue Date. The Initial Notes comprise all Notes issued under this Supplemental Indenture other than any Additional Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or, if either such rating agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other nationally recognized statistical rating agency selected by the Company.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Except as otherwise provided in this Indenture, the amount of any Investment shall be its fair market value at the time the Investment is made and shall not be adjusted for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07(c). The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in Section 4.07(c).

“Issue Date” means December 7, 2023, the date of original issuance of the Initial Notes under this Supplemental Indenture.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Make-Whole Premium” means, with respect to a Note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such Note at January 15, 2026 pursuant to Section 3.07(a) plus (ii) any required interest payments due on such Note through January 15, 2026 (except for accrued and unpaid interest at such time), computed using a discount rate equal to the Treasury Rate at such time plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Note.

“Measuring Date” means November 18, 2010.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred securities dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;

(2) taxes paid or payable or taxes required to be accrued as a liability under GAAP as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets or which must by its terms or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and

(5) all distributions and other payments required to be made to minority interest holders in the Restricted Subsidiaries or Joint Ventures that are the subject of such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the Capital Stock or assets of the Company or any of its Restricted Subsidiaries except as contemplated by clause (9) of the definition of “Permitted Liens.”

For purposes of determining compliance with Section 4.09, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Notes” has the meaning stated in the third recital of this Supplemental Indenture and more particularly means any Notes authenticated and delivered under this Supplemental Indenture. For all purposes of this Supplemental Indenture:

(a) the term “Notes” shall include all Additional Notes issued hereunder, and

(b) all Notes shall be treated as a single class for purposes of this Supplemental Indenture as specified in Section 1.03.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person (or, if such Person is a limited partnership, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person’s general partner).

“Pari Passu Indebtedness” means any Indebtedness of the Issuers or any Guarantor that ranks pari passu in right of payment with the Notes or such Guarantor’s Subsidiary Guarantees, as applicable.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Company, dated as of December 28, 2010, as in effect on the Issue Date and as such may be further amended, modified or supplemented from time to time.

“Permitted Business” means either (1) gathering, transporting, compressing, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into Hedging Contracts in the ordinary course of business and not for speculative purposes to support these businesses and the development, manufacture and sale of equipment or technology related to these activities, (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code or (3) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clause (1) or (2) of this definition.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture, provided that:

(1) either (a) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in Section 4.07) not previously expended at the time of making such Investment;

(2) if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including any “claw-back,” “make-well” or “keep-well” arrangement) at the time such Investment is made, constitutes Permitted Debt or could be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(3) such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

(1) any Investment in the Company (including through purchases of Notes) or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration (a) from an Asset Sale that was made pursuant to and in compliance with Section 4.10 or (b) pursuant to clause (6) of the items deemed not to be Asset Sales under the definition of “Asset Sale”;

(5) any Investment in any Person solely in exchange for the issuance of, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company in respect of or (b) sale (other than to a Restricted Subsidiary of the Company) of Equity Interests (other than Disqualified Stock) of the Company; provided, however, that such amounts are not included in Incremental Funds;

(6) any Investments received (a) in compromise or resolution of, or upon satisfaction of judgments with respect to, (i) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes (including pursuant to any bankruptcy or insolvency proceedings) with Persons who are not Affiliates or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7) Hedging Contracts entered into in the ordinary course of business and not for speculative purposes;

(8) Permitted Business Investments;

(9) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(10) loans or advances to officers, directors or employees made in compliance with law and in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and otherwise in compliance with Section 4.11;

(11) any Investment in any Person to the extent such Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation or performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(12) Investments that are in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

(13) guarantees of performance of operating leases or other obligations (other than Indebtedness) arising in the ordinary course of business;

(14) Investments of a Restricted Subsidiary existing on the date such entity became a Restricted Subsidiary acquired after the Issue Date or of any entity merged into or consolidated with the Company or a Restricted Subsidiary in accordance with Section 5.01 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(15) repurchases of or other Investments in the Notes;

(16) Guarantees of Indebtedness other than Indebtedness of an Affiliate permitted under Section 4.09; and

(17) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, do not exceed the greater of (a) $50.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets.

“Permitted Liens” means:

(1) Liens securing Indebtedness under the Credit Agreement or any other Credit Facilities;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person (a) becomes a Restricted Subsidiary of the Company or (b) is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that, in the case of subclause (b), such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) any interest or title of a lessor to the property subject to a Capital Lease Obligation;

(6) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 360 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(7) Liens existing on the Issue Date;

(8) Liens incurred in the ordinary course of business (a) to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature or (b) in connection with workers’ compensation, unemployment insurance and other social security or similar legislation;

(9) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(10) Liens on pipelines or pipeline facilities that arise by operation of law;

(11) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of crude oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries that are customary in the Permitted Business;

(12) Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by Section 4.09;

(13) Liens securing Obligations of the Issuers or any Guarantor under the Notes or the Subsidiary Guarantees or otherwise under this Indenture, as the case may be;

(14) Liens securing any Indebtedness equally and ratably with all Obligations due under the Notes or any Subsidiary Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to Section 4.12;

(15) Liens to secure performance of Hedging Contracts of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes;

(16) Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(17) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(18) any attachment or judgment Lien that does not constitute an Event of Default;

(19) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with the Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any of its Restricted Subsidiaries;

(20) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(21) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(22) Liens (other than Liens securing Indebtedness) on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Permitted Business for the gathering, compression, treating, distribution, production, processing, transportation, marketing, storage or otherwise handling of Hydrocarbons;

(23) statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;

(24) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuers in excess of those set forth by regulations promulgated by the Federal Reserve Board and (b) such deposit account is not intended by the Issuers or any Restricted Subsidiary to provide collateral to the depository institution;

(25) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuers or any Restricted Subsidiary on deposit with or in possession of such bank;

(26) Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(27) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 4.07;

(28) other Liens incurred by the Company or any Restricted Subsidiary of the Company, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (28) does not exceed the greater of (a) $50.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets; and

(29) any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (27) above, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof).

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Permitted Refinancing Indebtedness” means any Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in a Refinancing of other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness or Disqualified Stock or preferred securities being Refinanced (plus all accrued interest on the Indebtedness or accrued and unpaid dividends on preferred securities and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock or preferred securities being Refinanced;

(3) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness or Disqualified Stock or preferred securities being Refinanced or shall be Disqualified Stock or preferred securities of the obligor on the Indebtedness being Refinanced;

(4) if such Indebtedness being Refinanced is Indebtedness of the Issuers or one or more Guarantors, then such Permitted Refinancing Indebtedness shall be Indebtedness solely of the Issuers or such Guarantors which were obligors or guarantors of such Indebtedness being Refinanced;

(5) if any preferred securities being Refinanced were not Disqualified Stock of the Issuers, the Permitted Refinancing Indebtedness shall not be Disqualified Stock of the Issuers; and

(6) if any preferred securities being Refinanced were preferred securities of a Restricted Subsidiary, the Refinancing Indebtedness shall be preferred securities of such Restricted Subsidiary.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to Section 4.09 shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“preferred securities” of any Person means any Capital Stock of any class or classes (however designated) of such Person that has preferential rights to any other Capital Stock of any class of such Person with respect to dividends or redemptions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person.

“Qualified Owners” means (i) the Company and its Subsidiaries, (ii) the Davison Group and (iii) any Related Persons with respect to any Person specified in clauses (i) or (ii) of this definition. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is (or pursuant to Section 4.15(g) is not required to be) made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Qualified Owner.

“Rating Agency” means each of S&P and Moody’s, or if (and only if) either or both of S&P and Moody’s shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s, as the case may be.

“Rating Decline” means a decrease in the rating of the Notes by each of the two Rating Agencies by one or more gradations (including gradations within rating categories as well as between rating categories). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within rating categories, such as + or – for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB– to B+ will constitute a decrease of one gradation.

“Refinance” means, in respect of any Indebtedness or preferred securities, to refinance, extend, renew, refund, repay, prepay, redeem, effect a change by amendment or modification, defease or retire, or to issue Indebtedness or preferred securities in exchange or replacement for (or the net proceeds of which are used to Refinance), such Indebtedness or preferred securities in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Person” means, with respect to a particular Qualified Owner, (i) to the extent such Person is an individual, (a) each other member of such Qualified Owner’s Family; (b) any Person that is directly or indirectly Controlled by such Qualified Owner and/or any one or more members of such Qualified Owner’s Family; (c) any Person with respect to which such Qualified Owner and/or one or more members of such Qualified Owner’s Family and/or all Related Persons thereto, collectively, constitute at least a majority of the executors or trustees thereof (or in a similar capacity); and (d) any person that is an estate planning vehicle (such as a trust) of which such Qualified Owner and/or one or more members of such Qualified Owner’s Family and/or any Related Persons thereto, collectively, are substantial beneficiaries; or (ii) to the extent such Qualified Owner is not an individual, (x) any controlling stockholder, partner, member, 51% (or more) owned Subsidiary or immediate family member (in the case of an individual) of such Qualified Owner; or (y) any trust, corporation, partnership, limited liability company or other Person (other than any individual), the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding (directly or through one or more subsidiaries) a 51% or more controlling interest of which consist of any one or more Qualified Owners or such other Persons referred to in the immediately preceding clause (x) or this clause (y).

“Reporting Default” means a Default described in Section 6.01(a)(iv).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in this Indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of the Company.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Issuers or a Restricted Subsidiary of any property, whether owned by the Issuers or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Issuers or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Senior Debt” means

(1) all Indebtedness of the Company or any Restricted Subsidiary outstanding under Credit Facilities and all obligations under Hedging Contracts with respect thereto;

(2) any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a) any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or

(b) any Indebtedness that is incurred in violation of this Indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Issuers’ Obligations under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes pursuant to Article Nine hereof.

“Transaction Costs” means any legal, professional and advisory fees or other transaction costs and expenses paid (whether or not incurred) by the Company or any Restricted Subsidiary in connection with any incurrence of Indebtedness or Disqualified Stock or any issuance of other equity securities or any Refinancing thereof.

“Treasury Rate” means as of any redemption date the yield to maturity at such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to January 15, 2026; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to January 15, 2026 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officers’ Certificate setting forth the Make-Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means (i) the Existing Unrestricted Subsidiaries and (ii) any other Subsidiary of the Company (other than Finance Corp.) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that, in the case of clause (i) or (ii), such Subsidiary:

(1) except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company will be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person (or, if such Person is a limited partnership, such Person or its general partner, as applicable) that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person (or, if such Person is a limited partnership, its general partner).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or preferred securities at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or (with respect to preferred securities) redemption or similar payment, including payment at final maturity, in respect of the Indebtedness or preferred securities, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Section 2.02 Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	Section 4.11(a)
“Asset Sale Offer”	Section 3.09
“Calculation Date”	Section 2.01 under “Fixed Charge Coverage Ratio”
“Change of Control Offer”	Section 4.15(a)
“Change of Control Payment”	Section 4.15(a)
“Change of Control Purchase Date”	Section 4.15(a)
“Change of Control Settlement Date”	Section 4.15(a)
“Covenant Defeasance”	Section 7.03
“Discharge”	Section 10.01
“Event of Default”	Section 6.01(a)
“Excess Proceeds”	Section 4.10(d)
“Incremental Funds”	Section 4.07(a)
“incur”	Section 4.09(a)
“Legal Defeasance”	Section 7.02
“Offer Amount”	Section 3.09
“Offer Period”	Section 3.09
“Payment Default”	Section 6.01(a)
“Permitted Debt”	Section 4.09(b)
“Restricted Payments”	Section 4.07(a)
“Settlement Date”	Section 3.09
“Termination Date”	Section 3.09(a)
“Trailing Four Quarters”	Section 4.07(a)

Section 2.03 Incorporation by Reference of Trust Indenture Act. Whenever this Supplemental Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Supplemental Indenture. Any terms incorporated in this Supplemental Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by Commission rule under the Trust Indenture Act have the meanings so assigned to them.

Section 2.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) the meanings of the words “will” and “shall” are the same when used to express an obligation;

(6) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(7) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision; and

(8) when the words “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

Article Three

Redemption and Prepayment

Article XI of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article Three.

Section 3.01 Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they shall furnish to the Trustee, at least five Business Days (unless a shorter period shall be agreeable to the Trustee) before the date of giving notice of the redemption pursuant to Section 3.03, an Officers’ Certificate setting forth (i) the clause of Section 3.07 pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price, and (v) whether they request the Trustee to give notice of such redemption. Any such notice may be cancelled at any time prior to the mailing of notice of such redemption to any Holder and shall thereby be void and of no effect.

Section 3.02 Selection of Notes to Be Redeemed.

(a) If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes as follows: (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or (2) if the Notes are not listed on any national securities exchange, on a pro rata basis, or when the Notes are Global Notes, pursuant to Applicable Procedures. In the event of partial redemption other than on a pro rata basis, the particular Notes to be redeemed shall be selected, not less than three (3) Business Days (unless a shorter period shall be agreeable to the Trustee) prior to the giving of notice of the redemption pursuant to Section 3.03, by the Trustee from the outstanding Notes not previously called for redemption.

(b) The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000, shall be redeemed. Provisions of this Supplemental Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

(c) The provisions of clauses (a) and (b) of this Section 3.02 shall not apply with respect to any redemption affecting only a Global Note, whether such Global Note is to be redeemed in whole or in part. In case of any such redemption in part, the unredeemed portion of the principal amount of the Global Note shall be in an authorized denomination.

Section 3.03 Notice of Redemption.

(a) At least 30 days but not more than 60 days before a redemption date, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge, the Issuers shall mail or cause to be mailed, by first class mail (and when all the outstanding Notes are Global Notes, sent pursuant to the Applicable Procedures), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address. In the case of redemption pursuant to Section 3.07(b), the redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent and be given prior to the completion of the related Equity Offering.

(b) The notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price or, if the redemption price is not then determinable, the manner in which it is to be determined;

(iii) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion shall be issued in the name of the Holder upon cancellation of the original Note;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption shall cease to accrue on and after the redemption date and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed;

(vii) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(viii) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(ix) any conditions precedent to the redemption.

(c) If any of the Notes to be redeemed is in the form of a Global Note, then the Issuers shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to redemption.

(d) A notice of redemption with respect to any redemption pursuant Section 3.07(c) need not set forth the Make-Whole Premium but only the manner of calculation thereof in reasonable detail. The Issuers will notify the Trustee of the Make-Whole Premium with respect to any such redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

(e) At the Issuers’ request, the Trustee shall give the notice of optional redemption in the Issuers’ names and at their expense; provided, however, that the Issuers shall have delivered to the Trustee, as provided in Section 3.01, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Notices of redemption may, at the Company’s discretion, be subject to (i) one or more conditions precedent and (ii) in the case of a redemption pursuant to Section 3.07(b), the completion of the related Equity Offering. If sent in the manner provided for in Section 3.03, the notice of redemption shall be conclusively presumed to have been given and delivered whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption.

Section 3.05 Deposit of Redemption Price.

(a) Prior to 11:00 a.m., New York City time, on the redemption date, the Issuers shall deposit with the Paying Agent (or, if the Company or a Subsidiary thereof is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003 of the Base Indenture) money sufficient in same day funds to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Issuers any money deposited with the Paying Agent by an Issuer in excess of the amounts necessary to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed.

(b) If the Issuers comply with the provisions of Section 3.05(a), on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment, and the only remaining right of the Holders of such Notes shall be to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of an Issuer to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful, on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers shall issue in the name of the Holder and the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) Except as set forth in clauses (b), (c) and (d) of this Section 3.07, the Issuers shall not have the option to redeem the Notes pursuant to this Section 3.07 prior to January 15, 2026. On or after January 15, 2026, the Issuers shall have the option to redeem the Notes, in whole or in part at any time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2026	104.1250%
2027	102.0625%
2028 and thereafter	100.0000%

(b) Notwithstanding the provisions of clause (a) of this Section 3.07, at any time prior to January 15, 2026, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 108.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more Equity Offerings, provided that:

(i) at least 65% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture remains outstanding immediately after the occurrence of each such redemption (excluding any Notes held by the Company and its Subsidiaries); and

(ii) each such redemption occurs within 120 days of the date of the closing of each such Equity Offering.

(c) Prior to January 15, 2026, the Issuers may redeem all or part of the Notes at a redemption price equal to the sum of:

(i) 100% of the principal amount thereof, plus

(ii) accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

(iii) the Make-Whole Premium at the redemption date.

(d) The Notes may also be redeemed, as a whole, following certain Change of Control Offers, at the redemption price and subject to the conditions set forth in Section 4.15(h).

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.

Section 3.08 Mandatory Redemption.

Neither of the Issuers shall be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by Applicable Law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Settlement Date”), the Company shall purchase and pay for the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been validly tendered (and not validly withdrawn), all Notes validly tendered (and not validly withdrawn) in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the manner prescribed in the Notes.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open, including the time and date the Asset Sale Offer will terminate (the “Termination Date”);

(b) the Offer Amount and the purchase price;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Settlement Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Company or a Paying Agent at the address specified in the notice, before the Termination Date;

(g) that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, prior to the Termination Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders, and Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount the Company is required to repurchase, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis (based on the principal amounts of Notes and Pari Passu Indebtedness (or, in the case of Pari Passu Indebtedness issued with significant original issue discount, based on the accreted value thereof) tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased)); and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

If any of the Notes subject to an Asset Sale Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to repurchases.

Promptly after the Termination Date, the Company shall, to the extent lawful, accept for payment Notes or portions thereof tendered pursuant to the Asset Sale Offer in the aggregate principal amount required by Section 4.10 hereof, and prior to the Settlement Date it shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09 and Section 4.10. Prior to 11:00 a.m., New York City time, on the Settlement Date, the Company or the Paying Agent, as the case may be, shall mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall issue a new Note, and the Trustee shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or before the Settlement Date.

Section 3.10 No Limit on Other Purchases.

Nothing in this Indenture or the Notes shall prohibit or limit the right of the Company or any Affiliate of the Company from time to time to repurchase the Notes at any price in open market purchases or negotiated transactions, by tender offer or otherwise without any notice to or consent by Holders. Any Notes purchased by the Company may, to the extent permitted by law, be held or resold or may, at the Company’s option, be delivered to the Trustee for cancellation. Any Notes delivered to the Trustee for cancellation may not be reissued or resold and will promptly be cancelled.

Article Four

Covenants

Section 1001, Section 1002, Section 1004 and Section 1005 of the Base Indenture shall not apply to, and the covenants therein shall be deemed included in this Supplemental Indenture solely for the benefit of a different series of Securities than, the Notes.

Section 4.01 Payment of Notes.

The Issuers shall pay or cause to be paid the principal of, and interest and premium, if any, on the Notes on the dates and in the manner provided in the Notes.

Principal, interest and premium, if any, shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m., New York City time, on the due date money deposited by an Issuer or a Guarantor in immediately available funds and designated for and sufficient to pay all principal, interest and premium, if any, then due.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the interest rate on the Notes to the extent lawful; and they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Issuers shall maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee) where Notes may be presented or surrendered for payment and they shall maintain an office or agency in the United States (which may be an office of the Trustee or an Affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. Further, if at any time there shall be no such office or agency where the Notes may be presented or surrendered for payment, the Issuers shall forthwith designate and maintain such an office or agency. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Company. In addition, Notes may be presented or surrendered for registration of transfer or for exchange, and notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served, at the Corporate Trust Office of the Trustee.

Section 4.03 Reports.

(a) Whether or not required by the Commission, so long as any Notes are outstanding, the Company will file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing), and, if the Commission will not accept such a filing, the Company will furnish to the Trustee and, upon its prior request, to any of the Holders or Beneficial Owners of Notes (by hard copy or internet access), within five Business Days of the date such filing would otherwise be required to be made with the Commission:

(i) quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, prepared in all material respects in accordance with the rules and regulations applicable to such Forms and, with respect to the annual information only, a report thereon that would be required to be contained in a Form 10-K by the Company’s certified independent accountants; and

(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

The Company shall at all times comply with Trust Indenture Act § 314(a).

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries (other than Unrestricted Subsidiaries that, when taken together with all other Unrestricted Subsidiaries, are “minor” within the meaning of Rule 3-10 of Regulation S-X, substituting 5% for 3% where applicable), then the quarterly and annual financial information required by Section 4.03(a)(i) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(c) Delivery of reports, information and documents to the Trustee under this Section is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein.

(d) The Company will be deemed to have furnished to the Holders and Beneficial Owners of Notes and securities analysts and prospective investors the reports referred to in clauses (i) and (ii) of Section 4.03(a) if the Company has posted such reports or information on the Company Website and issued a press release in respect thereof. For purposes of this Section 4.03, the term “Company Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.genesisenergy.com or such other address as the Company may from time to time designate in writing to the Trustee.

Section 4.04 Compliance Certificate.

(a) The Issuers shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after December 31, 2023, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) The Issuers shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer of the Company or Finance Corp. becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

Section 4.05 Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

Each of the Issuers and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company held by any Person (other than a Restricted Subsidiary) other than through the exchange therefor solely of Equity Interests (other than Disqualified Stock) of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value before twelve months prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment any Indebtedness that is subordinated in right of payment to the Notes or the Subsidiary Guarantees (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof (other than a purchase, redemption or other acquisition or retirement for value of any such subordinated Indebtedness that is so purchased, redeemed or otherwise acquired or retired for value in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within 120 days of the date of such purchase, redemption or other acquisition or retirement for value); or

(4) make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(i) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment (the “Trailing Four Quarters”) is not less than 1.75 to 1.0, such Restricted Payment, together with (without duplication of amounts included in clause (e) below) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (9), (10), (11) and (14) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

(a) Available Cash with respect to the Company’s preceding fiscal quarter, plus

(b) 100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) after the Measuring Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c) to the extent that any Restricted Investment that was made after the Measuring Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

(d) the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash for any period commencing on or after the Measuring Date (items (b), (c) and (d) being referred to as “Incremental Funds”), minus

(e) the aggregate amount of Incremental Funds previously expended pursuant to this clause (i) and clause (ii) below; or

(ii) if the Fixed Charge Coverage Ratio for the Trailing Four Quarters is less than 1.75 to 1.0, such Restricted Payment, together with (without duplication of amounts included in (a) or (b) below) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (9), (10), (11) and (14) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made (such Restricted Payments for purposes of this clause (ii) meaning only distributions on the Company’s common units, subordinated units, or incentive distribution rights, plus the related distribution on the general partner interest), is less than the sum, without duplication, of:

(a) $80.0 million less the aggregate amount of all prior Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (ii)(a) since the Issue Date, plus

(b) Incremental Funds to the extent not previously expended pursuant to this clause (ii) or clause (i) above.

(b) So long as no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would be caused thereby (except with respect to clauses (1), (2), (3), (4), (7), (8), (10), (11), (12) and (13) below under which the Restricted Payment is permitted), the preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of this Indenture;

(2) the purchase, redemption, defeasance or other acquisition or retirement of any Indebtedness of the Company or any Guarantor that is subordinate in right of payment to the Notes or such Guarantor’s Subsidiary Guarantee thereof or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company in respect of or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or other acquisition occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded (or deducted, if included) from the calculation of Available Cash and Incremental Funds;

(3) the purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company or any Guarantor that is subordinate in right of payment to the Notes or such Guarantor’s Subsidiary Guarantee thereof or Disqualified Stock of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year plus (A) the cash proceeds received during such calendar year by the Company or any of its Restricted Subsidiaries from the sale of the Equity Interests of the Company (other than Disqualified Stock) to any such directors or employees (provided that the amount of such cash proceeds utilized for any such purchase, redemption or other acquisition or retirement for value will not increase the amount of Incremental Funds under clause (i)(b) of Section 4.07(a)) plus (B) the cash proceeds of key man life insurance policies received during such calendar year by the Company and its Restricted Subsidiaries;

(6) the purchase, redemption or other acquisition or retirement for value of Indebtedness that is subordinated or junior in right of payment to the Notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any Change of Control Offer or Asset Sale Offer required by the terms of such Indebtedness, but only if:

(a) in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under Section 4.15; or

(b) in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with Section 4.10;

(7) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary representing fractional shares of such Equity Interests in connection with a merger or consolidation involving the Company or Restricted Subsidiary or any other transaction permitted by this Indenture;

(8) the purchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Equity Interests represents a portion of the exercise or conversion price thereof;

(9) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred securities of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described in Section 4.09;

(10) the payment of any dividend or any similar distribution by a Restricted Subsidiary to the holders (other than the Company or any Restricted Subsidiary) of Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests (including, to the extent holding such Equity Interests, the Company and its Restricted Subsidiaries) on a pro rata basis based on their respective holdings of such Equity Interests;

(11) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any current or former officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(12) any payments to dissenting equityholders not to exceed $5.0 million in the aggregate after the Issue Date (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Indenture;

(13) any redemption of share purchase rights at a redemption price not to exceed $0.01 per right;

(14) the purchase, redemption or other acquisition or retirement for value of any Acquired Debt of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or such Guarantor’s Subsidiary Guarantee, as the case may be, by application of (i) cash provided from operations in the ordinary course of business or (ii) proceeds from borrowings under the revolving portion of a Credit Facility (so long as within 30 days prior to such purchase, redemption or other acquisition or retirement for value, a corresponding amount of borrowings under the revolving portion of a Credit Facility was repaid from cash provided from operations in the ordinary course of business); provided, in any such case, that the Company is able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of Section 4.09 after giving effect to such purchase or redemption; provided further that this clause (14) shall not permit the application of any proceeds from any other borrowings under any Credit Facility to effect any such purchase, redemption or other acquisition or retirement for value; or

(15) any other Restricted Payments not otherwise permitted pursuant to this Section 4.07 in an aggregate outstanding amount not to exceed $10.0 million.

(c) The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In determining the aggregate net cash proceeds or fair market value of property other than cash received by the Company from the issuance and sale of Equity Interests of the Company

(other than Disqualified Stock) in accordance with clause (i)(b) of Section 4.07(a), amounts of cash received by the Company pursuant to clause (2) of Section 4.07(b) or clause (5) of the definition of “Permitted Investments” shall be excluded from such calculation. For purposes of determining compliance with this Section 4.07, (x) in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (15) of Section 4.07(b) or is entitled to be made pursuant to Section 4.07(a), the Company shall be permitted, in its sole discretion, to classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this Section 4.07; and (y) in the event a Restricted Payment is made pursuant to clause (i) or (ii) of Section 4.07(a), the Company will be permitted to classify whether all or any portion thereof is being (and in the absence of such classification shall be deemed to have classified the minimum amount possible as having been) made with Incremental Funds. Not later than the date of making any Restricted Payment (excluding any Restricted Payment described in clauses (2) through (15) of Section 4.07(b)), the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed.

Section 4.08 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions of Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements (including the Credit Agreement) as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment and transfer restrictions than those contained in those agreements on the Issue Date;

(ii) this Indenture, the Notes and the Subsidiary Guarantees;

(iii) Applicable Law;

(iv) any instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of any instrument governing Indebtedness, such Indebtedness was otherwise permitted by the terms of this Indenture to be incurred;

(v) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business and consistent with past practices;

(vi) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (iii) of Section 4.08(a);

(vii) any agreement for the sale or other disposition of all or substantially all the Capital Stock or assets of a Restricted Subsidiary of the Company as to restrictions on distributions by that Restricted Subsidiary pending its sale or other disposition or other customary restrictions pursuant thereto;

(viii) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

(ix) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(x) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements or other customary provisions;

(xi) any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(xii) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xiii) any other agreement governing Indebtedness or Disqualified Stock or preferred securities of the Company or any Guarantor that is permitted to be incurred or issued by Section 4.09; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in this Indenture or the Credit Agreement as it exists on the Issue Date;

(xiv) encumbrances and restrictions contained in contracts entered into in the ordinary course of business not relating to any Indebtedness and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; and

(xv) Hedging Contracts permitted from time to time under this Indenture.

Section 4.09 Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any preferred securities; provided, however, that the Company and any of the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred securities, if, for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred securities are issued, the Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred securities had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Section 4.09(a) will not prohibit the incurrence or issuance of any of the following items of Indebtedness or Disqualified Stock or preferred securities (collectively, “Permitted Debt”) described below:

(i) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $1.7 billion or (b) $750.0 million plus 20.0% of the Company’s Consolidated Net Tangible Assets as of the date of incurrence;

(ii) the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

(iii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Initial Notes and the related Subsidiary Guarantees issued on the Issue Date;

(iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (iv), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (iv) and then outstanding does not exceed the greater of (a) $25.0 million or (b) 2.5% of the Company’s Consolidated Net Tangible Assets as of the date of incurrence;

(v) the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund Indebtedness or Disqualified Stock that was permitted by this Indenture to be incurred under Section 4.09(a) or clause (ii), (iii), (xiii) or (xvi) of this Section 4.09(b) or this clause (v);

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence (as of the date of such issuance or transfer) of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts in the ordinary course of business and not for speculative purposes;

(viii) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.09;

(ix) the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business and consistent with past practice;

(x) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of self-insurance, bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(xi) the issuance by (x) any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any Disqualified Stock or preferred securities or (y) the Company or any of its Restricted Subsidiaries of any Disqualified Stock; provided, however, that, in the case of (x) or (y):

(a) any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such Disqualified Stock or preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance of such Disqualified Stock or preferred securities by such Restricted Subsidiary or the Company, as applicable, that was not permitted by this clause (xi);

(xii) the incurrence by the Company or any of its Restricted Subsidiaries of liability in respect of the Indebtedness of any Unrestricted Subsidiary of the Company or any Joint Venture but only to the extent that such liability is the result of the Company’s or any such Restricted Subsidiary’s being a general partner of such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness and provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (xii) and then outstanding does not exceed $25.0 million;

(xiii) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation satisfying either one of the financial tests set forth in Section 5.01(a)(iv);

(xiv) the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(xv) the incurrence of Indebtedness or the issuance of Disqualified Stock or preferred securities of any of the Company and the Restricted Subsidiaries to the extent the net proceeds thereof are concurrently (a) used to redeem all of the outstanding Notes or (b) deposited to effect Covenant Defeasance or Legal Defeasance or satisfy and discharge this Indenture as described in Article Seven and Article Ten;

(xvi) the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and the Restricted Subsidiaries; and

(xvii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company or any of its Restricted Subsidiaries of Disqualified Stock; provided that, after giving effect to any such incurrence or issuance, the aggregate principal amount of all Indebtedness incurred and Disqualified Stock issued under this clause (xvii) and then outstanding does not exceed the greater of (a) $50.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets as of the date of incurrence or issuance.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness or Disqualified Stock or preferred securities (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) above, or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock or preferred securities in any manner (including by dividing and classifying such item of Indebtedness or Disqualified Stock or preferred securities in more than one type of Indebtedness or Disqualified Stock or preferred securities permitted under such covenant) that complies with this Section 4.09. The dollar equivalent principal amount of any Indebtedness denominated in a foreign currency and incurred pursuant to any dollar-denominated restriction on the incurrence of Indebtedness shall be calculated based on the relevant exchange rates in effect at the time of incurrence. Any Indebtedness under Credit Facilities on the Issue Date shall be considered incurred under Section 4.09(a), subject to any subsequent classification or reclassification permitted pursuant to this paragraph.

The accrual of interest, the accretion or amortization of original issue discount, the accretion of principal with respect to a non-interest bearing or other discount security, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred securities in the form of additional shares of the same class of Disqualified Stock or preferred securities will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred securities for purposes of this Section 4.09, provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued (adjusted, in the case of dividends, by the fraction specified in clause (4)(b) of the definition of “Fixed Charges”). For purposes of this Section 4.09, (i) the accrual of an obligation to pay a premium in respect of Indebtedness or Disqualified Stock or preferred securities arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness or Disqualified Stock or preferred securities and (ii) unrealized losses or charges in respect of Hedging Contracts (including those resulting from the application of SFAS 133) will, in case of clause (i) or (ii), not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or preferred securities. Further, the accounting reclassification of any obligation or Disqualified Stock or preferred securities of the Company or any of its Restricted Subsidiaries as Indebtedness or Disqualified Stock or preferred securities will not be deemed an incurrence of Indebtedness or issuance of Disqualified Stock or preferred securities for purposes of this Section 4.09.

For purposes of determining any particular amount of Indebtedness under this Section 4.09, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (i) of the definition of “Permitted Debt” and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included.

Section 4.10 Limitation on Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the Issue Date is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet, of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability (or in lieu of such a release, the agreement of the acquiror or its parent company to indemnify and hold the Company or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed Indebtedness or liabilities accompanied by the posting of a letter of credit (issued by a commercial bank that has an Investment Grade Rating) in favor of the Company or such Restricted Subsidiary for the full amount of the liability and for so long as the liability remains outstanding; provided, however, that such indemnifying party (or its long term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating) at the time the indemnity is entered into);

(b) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 180 days after the Asset Sale, converted by the Company or such Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clause (ii), (iii) or (v) of Section 4.10(b).

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(i) to repay Senior Debt;

(ii) to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business;

(iii) to acquire a majority of the Voting Stock of a Person primarily engaged in a Permitted Business;

(iv) to make capital expenditures; or

(v) to acquire other long-term assets that are used or useful in a Permitted Business.

(c) The acquisition of stock or assets, or making of a capital expenditure, pursuant to clauses (ii), (iii), (iv) or (v) of Section 4.10(b) shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditure referred to therein is entered into by the Company or any Restricted Subsidiary with a Person other than an Affiliate of the Company within the time period specified in Section 4.10(b) and such Net Proceeds are subsequently applied in accordance with such agreement within six months following the date such agreement is entered into.

(d) Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may invest the Net Proceeds in any manner that is not prohibited by this Supplemental Indenture and the Base Indenture (as it relates to the Notes). Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

(e) On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $25.0 million, the Company will make an Asset Sale Offer to all Holders of Notes, and to all holders of Pari Passu Indebtedness then outstanding, to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the Settlement Date, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Settlement Date, and will be payable in cash. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 360 days (or such longer period provided above). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis as set forth in Section 3.09(h). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such conflict.

Section 4.11 Limitation on Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(i) the Affiliate Transaction is on terms, taken as a whole, that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company or the Company’s Conflicts Committee (or other committee serving a similar function).

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(i) any employment, severance, employee benefit, director or officer indemnification, equity award, equity option or equity appreciation or other compensation agreement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto;

(ii) transactions between or among any of the Company and its Restricted Subsidiaries;

(iii) transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or otherwise controls, such Person;

(iv) transactions effected in accordance with the terms of (a) agreements described in the annual report on Form 10-K of the Company for the fiscal year ended December 31, 2021 under the caption “Transactions with Related Persons” or in note 13 to the Company’s audited historical financial statements included in such annual report, in each case, as such agreements are in effect on the Issue Date, (b) any amendment or replacement of any of such agreements or (c) any agreements entered into hereafter that are similar to any of such agreements, so long as, in the case of clause (b) or (c), the terms of any such amendment or replacement agreement or future agreement are, on the whole, no less advantageous to the Company or no less favorable to the Holders in any material respect than the agreement so amended or replaced or the similar agreement referred to in the preceding clause (a), respectively;

(v) customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company or a Restricted Subsidiary or Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(vi) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company, or receipt by the Company of capital contributions from holders of its Equity Interests;

(vii) Permitted Investments or Restricted Payments that are permitted by Section 4.07;

(viii) payments to the General Partner with respect to reimbursement for expenses in accordance with the Partnership Agreement as in effect on the Issue Date and as it may be amended, modified or supplemented from time to time, so long as any such amendment, modification or supplement is no less favorable to the Company in any material respect than the agreement prior to such amendment, modification or supplement;

(ix) in the case of contracts for gathering, transporting, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, then the terms are no less favorable than those available from third parties on an arm’s-length basis;

(x) (a) guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries or Joint Ventures in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Company or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries or Joint Ventures for the benefit of lenders or other creditors of Unrestricted Subsidiaries or Joint Ventures as contemplated by clause (9) of the definition of “Permitted Liens” with respect to clause (b) so long as any such transaction, if involving aggregate consideration in excess of $25.0 million, has been approved by a majority of the disinterested members of the Board of Directors of the Company;

(xi) transactions between the Company and any Person, a director of which is also a director of the General Partner or, if applicable, the Company; provided, however, that such director abstains from voting as a director of the General Partner or, if applicable, the Company on any matter involving such other Person; and

(xii) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of Section 4.11(a).

Section 4.12 Limitation on Liens.

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless the Notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or on a senior basis (to at least the same extent as the Notes are senior in right of payment) to, in the case of obligations subordinated in right of payment to the Notes or such Subsidiary Guarantee, as the case may be) the obligations so secured until such time as such obligations are no longer secured by a Lien. Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Section 4.13 Additional Subsidiary Guarantees.

If, after the Issue Date, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness of either of the Issuers or any Guarantor, which, when combined with any other Indebtedness for which such Restricted Subsidiary is an obligor or guarantor, is at least $10.0 million in aggregate principal amount, then that Subsidiary will become a Guarantor by executing a supplemental indenture substantially in the form of Exhibit B hereto and delivering it to the Trustee within 20 Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be, together with any Officers’ Certificate or Opinion of Counsel required by Section 8.06; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this Section 4.13 will be released at such time as specified under Section 9.05.

Section 4.14 Existence.

Except as otherwise permitted pursuant to the terms hereof (including consolidation and merger permitted by Section 5.01), the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its partnership existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the existence of any of its Restricted Subsidiaries (except Finance Corp.) if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Within 30 days following the occurrence of a Change of Control, unless the Issuers have previously or concurrently exercised their right to redeem all of the Notes pursuant to Section 3.07, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following a Change of Control, unless the Issuers have previously or concurrently exercised their right to redeem all of the Notes pursuant to Section 3.07, the Company shall send a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control and stating:

(i) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes validly tendered and not validly withdrawn will be accepted for payment;

(ii) the purchase price and the purchase date, which shall be no earlier than 30 days but no later than 60 days from the date such notice is sent (the “Change of Control Purchase Date”);

(iii) that the Change of Control Offer will expire as of the time specified in such notice on the Change of Control Purchase Date and that the Company shall pay the Change of Control Payment for all Notes accepted for purchase as of the Change of Control Purchase Date promptly thereafter on the Change of Control Settlement Date;

(iv) that any Note not tendered will continue to accrue interest;

(v) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Settlement Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the termination of the Change of Control Offer on the Change of Control Purchase Date;

(vii) that Holders will be entitled to withdraw their election if the Paying Agent receives, prior to the termination of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(viii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.

(b) If any of the Notes subject to a Change of Control Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to repurchases. Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such conflict.

(c) On the Change of Control Purchase Date, the Company shall, to the extent lawful, accept for payment all Notes or portions thereof (in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000) properly tendered (and not validly withdrawn) pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date the Company shall:

(i) deposit with the Paying Agent by 11:00 a.m., New York City time, an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered (and not validly withdrawn); and

(ii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(d) On the Change of Control Settlement Date, the Paying Agent shall mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the Depositary) and the Trustee shall authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(e) The Change of Control provisions of this Section 4.15 shall be applicable whether or nor any other provisions of this Indenture are applicable.

(f) Prior to complying with any of the provisions of this Section 4.15, but in any event no later than the Change of Control Settlement Date, the Company or any Guarantor must either repay all of its other outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing such Senior Debt to permit the repurchase of Notes required by this Section 4.15.

(g) The Company shall not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.15 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (ii) irrevocable notice of redemption of all Notes has been given pursuant to Section 3.07, unless there is a default in payment of the applicable redemption price.

(h) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in effect for the Change of Control at the time of making the Change of Control Offer.

(i) In the event that upon consummation of a Change of Control Offer less than 10% of the aggregate principal amount of the Notes (including any Additional Notes) that were originally issued are held by Holders other than the Issuers or Affiliates thereof, the Issuers will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

Section 4.16 No Inducements.

The Company will not, and the Company will not permit any of its Subsidiaries, either directly or indirectly, to pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any Notes for or as an inducement to any consent to any waiver, amendment or supplement of any terms or provisions of this Indenture or the Notes, unless such consideration is offered to be paid (or agreed to be paid) to all Beneficial Owners and Holders of the Notes which so consent in the time frame set forth in the solicitation documents relating to such consent.

Section 4.17 Permitted Business Activities.

(a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

(b) Finance Corp. shall not incur Indebtedness unless (1) the Company is an obligor or a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Company, used to acquire outstanding debt securities issued by the Company or used to repay Indebtedness of the Company as permitted under Section 4.09. Finance Corp. shall not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company or its Restricted Subsidiaries.

Section 4.18 Sale and Leaseback Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction other than an Equipment Lease Transaction; provided, however, that the Company or any of its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if:

(i) the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in Section 4.09(a) and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.12;

(ii) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in accordance with the definition of that term in Section 2.01 and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that Sale and Leaseback Transaction; and

(iii) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.10.

Section 4.19 Covenant Termination.

If at any time (a) the rating assigned to the Notes by S&P and Moody’s is an Investment Grade Rating, (b) no Event of Default has occurred and is continuing under this Indenture and (c) the Issuers have delivered to the Trustee an Officers’ Certificate certifying to the matters specified in clauses (a) and (b) of this sentence as of the date of such certificate, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of Section 3.09, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.17, Section 4.18, Section 4.20, and Section 5.01(a)(iv). However, the Company and its Restricted Subsidiaries will remain subject to all of the other provisions of this Indenture.

Section 4.20 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will either be deemed to be an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 4.07(a) or represent Permitted Investments, as determined by the Company. That designation shall only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

(b) The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09, either as “Permitted Debt” or pursuant to the first paragraph thereof with the Fixed Charge Coverage Ratio, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Article Five

Successors

Article VIII of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article Five.

Section 5.01 Merger, Consolidation, or Sale of Assets.

(a) Neither of the Issuers may, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person, unless:

(i) either (1) such Issuer is the survivor or (2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer ) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person unless the Person formed by or surviving such consolidation or merger is a corporation satisfying such requirement so long as the Company is not a corporation;

(ii) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made expressly assumes all the obligations of such Issuer under the Notes, the Base Indenture (as it relates to the Notes) and this Supplemental Indenture pursuant to an indenture supplemental hereto, executed and delivered to the Trustee;

(iii) immediately after such transaction no Default or Event of Default exists;

(iv) in the case of a transaction involving the Company and not Finance Corp., either;

(a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, on the date of such transaction immediately after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or

(b) immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transactions; and

(v) such Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture comply with this Supplemental Indenture and the Base Indenture (as it relates to the Notes); provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner.

(b) Notwithstanding the restrictions described in Section 5.01(a)(iv), (i) any Restricted Subsidiary (other than Finance Corp.) may consolidate with, merge into or dispose of all or part of its properties and assets to the Company or (ii) the Company may consolidate or merge with or into a Subsidiary of the Company, in each case, without the Company being required to comply with Section 5.01(a)(iv) in connection with any such consolidation, merger or disposition.

(c) Notwithstanding Section 5.01(a), the Company may reorganize as any other form of entity in accordance with the following procedures, provided that:

(i) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;

(ii) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(iii) the entity so formed by or resulting from such reorganization expressly assumes all the obligations of the Company under the Notes, the Base Indenture (as it relates to the Notes) and this Supplemental Indenture pursuant to an indenture supplemental hereto, executed and delivered to the Trustee;

(iv) immediately after such reorganization no Default or Event of Default exists;

(v) such reorganization is not materially adverse to the Holders or Beneficial Owners of the Notes (for purposes of this clause (v) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the Notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law); and

(vi) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such reorganization and such supplemental indenture comply with this Supplemental Indenture and the Base Indenture (as it relates to the Notes); provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner.

(d) Upon any consolidation or merger or any disposition of all or substantially all of the properties or assets of the Company in accordance with the foregoing, in which the Company is not the surviving entity, the surviving entity formed by such consolidation or into which the Company is merged or to which such disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes with the same effect as if such surviving entity had been named as such, and thereafter (except in the case of a lease of all or substantially all of the Company’s properties or assets) the Company will be relieved of all obligations and covenants under this Indenture and the Notes.

Section 5.02 Successor Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of an Issuer in accordance with Section 5.01, the successor formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and may exercise every right and power of, such Issuer under the Notes, this Supplemental Indenture and the Base Indenture (as it relates to the Notes) with the same effect as if such successor had been named as such Issuer in this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes and shall be substituted for such Issuer (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes referring to the “Company” or “Finance Corp.,” as the case may be, shall refer instead to the successor and not to the Company or Finance Corp., as the case may be); and thereafter, if an Issuer is dissolved following a transfer of all or substantially all of its properties or assets in accordance with this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes it shall be discharged and released from all obligations and covenants under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes. The Trustee shall enter into a supplemental indenture to evidence the succession and substitution of such successor and such discharge and release of such Issuer.

Article Six

Defaults and Remedies

Section 501, Section 502, Section 504, Section 506, Section 507, Section 512, Section 513 and Section 514 of the Base Indenture shall not apply to the Notes, except as, and to the extent, described in this Article Six.

Section 6.01 Events of Default.

(a) An “Event of Default” occurs if one of the following shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law):

(i) an Issuer defaults in the payment when due of interest with respect to the Notes and such default continues for a period of 30 days;

(ii) an Issuer defaults in the payment when due of the principal of or premium, if any, on the Notes;

(iii) the Company fails to comply with the provisions of Section 5.01;

(iv) the Company fails to comply with the provisions of Section 4.03 for 180 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding of such failure;

(v) the Company fails to comply with any other covenant or other agreement in this Supplemental Indenture (including Section 3.09, Section 4.10 and Section 4.15), the Base Indenture (as it relates to the Notes) or the Notes for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding of such failure;

(vi) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if such default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(vii) the Company or any of its Restricted Subsidiaries fails to pay final judgments aggregating in excess of $20.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days;

(viii) any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee (other than, in any such case, by reason of release of a Guarantor in accordance with Section 9.05); and

(ix) the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company pursuant to or within the meaning of Bankruptcy Law:

(a) commences a voluntary case,

(b) consents in writing to the entry of an order for relief against it in an involuntary case,

(c) consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) admits in writing it generally is not paying its debts as they become due; or

(x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company in an involuntary case;

(b) appoints a Custodian of the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company or for all or substantially all of the property of the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company, that, taken together, would constitute a Significant Subsidiary of the Company; or

(c) orders the liquidation of the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Any reference in this Article Six or elsewhere in this Supplemental Indenture to “Event of Default” shall be deemed to refer to and include only the Events of Default with respect to the Notes specified in this Section 6.01, and the term “Default” as so used in this Supplemental Indenture shall have a correlative meaning.

Section 6.02 Acceleration.

If any Event of Default occurs and is continuing and is known to the Trustee, the Trustee by notice to the Issuers, or the Holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Issuers and the Trustee, may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately, together with all accrued and unpaid interest and premium, if any, thereon. Notwithstanding the preceding, if an Event of Default specified in Section 6.01(a)(ix) or (x) occurs with respect to the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding Notes shall become due and payable immediately without further action or notice, together with all accrued and unpaid interest and premium, if any, thereon. The Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if (i) the rescission would not conflict with any judgment or decree; (ii) all existing Events of Default (except with respect to nonpayment of principal, interest or premium, if any, that have become due solely because of the acceleration) have been cured or waived; (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due other than by such declaration of acceleration, has been paid; and (iv) the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 6.03 Other Remedies.

(a) If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee may pursue any available remedy to collect the payment of principal of and interest and premium, if any, on the Notes or to enforce the performance of any provision of the Notes, the Base Indenture (as it relates to the Notes) or this Supplemental Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of a majority in principal amount of Notes (including any Additional Notes) then outstanding (including waivers obtained in connection with a purchase of, or tender offer or exchange offer for, Note) by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of or interest or premium, if any, on the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Supplemental Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law, the Base Indenture (as it relates to the Notes) or this Supplemental Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

Section 6.06 Limitation on Suits.

(a) A Holder of a Note may pursue a remedy with respect to the Base Indenture (as it relates to the Notes), this Supplemental Indenture or the Notes or any Subsidiary Guarantees, only if:

(1) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(5) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

(b) A Holder of a Note may not use this Supplemental Indenture or the Base Indenture (as it relates to the Notes) to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Supplemental Indenture or the Base Indenture (as it relates to the Notes), the right of any Holder of a Note to receive payment of principal of and interest and premium, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(i) or (ii) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers and the Guarantors for the whole amount of principal of, and interest and premium, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 607 of the Base Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 607 of the Base Indenture out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

(a) If the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 607 of the Base Indenture (as it relates to the Notes), including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Trustee’s costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, interest and premium, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, interest and premium, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

(b) The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under the Base Indenture (as it relates to the Notes) or this Supplemental Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Article Seven

Defeasance and Covenant Defeasance

Article XIII of the Base Indenture shall not apply to the Notes, except as, and to the extent, described in this Article Seven.

Section 7.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at the option of their respective Boards of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, exercise their rights under either Section 7.02 or Section 7.03 with respect to all outstanding Notes upon compliance with the conditions set forth below in this Article Seven.

Section 7.02 Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 7.01 of the option applicable to this Section 7.02, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, be deemed to have discharged their obligations with respect to all outstanding Notes, and each Guarantor shall be deemed to have discharged its obligations with respect to its Subsidiary Guarantee, on the date the conditions set forth in Section 7.04 below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes, and each Guarantor shall be deemed to have paid and discharged its Subsidiary Guarantee (which in each case shall thereafter be deemed to be “Outstanding” only for the purposes of Section 7.05 hereof and the other Sections of this Supplemental Indenture and the Base Indenture referred to in (a) and (b) below) and to have satisfied all its other obligations under such Notes or Subsidiary Guarantee and this Supplemental Indenture and the Base

Indenture (as it relates to the Notes) (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 7.04, and as more fully set forth in such Section, payments in respect of the principal of and interest and premium, if any, on such Notes when such payments are due, (b) the Issuers’ obligations with respect to such Notes under Section 304, Section 305 and Section 306 of the Base Indenture and Section 4.02, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith and (d) the Legal Defeasance provisions of this Article Seven. Subject to compliance with this Article Seven, the Issuers may exercise their option under this Section 7.02 notwithstanding the prior exercise of their option under Section 7.03 hereof.

If the Issuers exercise their Legal Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee, and any security for the Notes (other than the trust) will be released.

Section 7.03 Covenant Defeasance.

Upon the Issuers’ exercise under Section 7.01 hereof of the option applicable to this Section 7.03, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 7.04, be released from their obligations under the covenants contained in Article Four (other than those in Section 4.01, Section 4.02, Section 4.06 and Section 4.14), Section 3.09 and Section 5.01(a)(iv) on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the Outstanding Notes, the Issuers and any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 7.01 of the option applicable to this Section 7.03, subject to the satisfaction of the conditions set forth in Section 7.04, Sections 6.01(a)(iii) through 6.01(a)(viii) hereof shall not constitute Events of Default.

If the Issuers exercise their Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the Notes (other than the trust) will be released.

Section 7.04 Conditions to Legal Defeasance or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of and interest and premium, if any, on the outstanding Notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2) in the case of an election under Section 7.02, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of Officers of the General Partner;

(3) in the case of an election under Section 7.03, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of Officers of the General Partner;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Supplemental Indenture or the Base Indenture (as it relates to the Notes)) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Issuers shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7) the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of Officers of the General Partner.

Section 7.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 7.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 7.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Supplemental Indenture, to the payment, either directly or through any Paying Agent (including the Company or any of its Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, interest and premium, if any, but such money need not be segregated from other funds except to the extent required by law.

(b) The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 7.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Anything in this Article Seven to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the written request of the Issuers any money or non-callable Government Securities held by it as provided in Section 7.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 7.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or Discharge, as the case may be.

Section 7.06 Repayment to Issuers.

Subject to applicable escheat and abandoned property laws, any money or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by an Issuer, in trust for the payment of the principal of or interest or premium, if any, on any Note and remaining unclaimed for two years after such principal, interest or premium, if any, has become due and payable shall be paid to the Issuers on their written request or (if then held by an Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money or non-callable Government Securities, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the written direction and expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 7.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 7.05 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 7.02 or Section 7.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 7.05; provided, however, that, if an Issuer makes any payment of principal of or interest or premium, if any, on any Note following the reinstatement of its obligations, such Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article Eight

Amendment, Supplement and Waiver

Article IX of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article Eight.

Section 8.01 Without Consent of Holders of Notes.

Notwithstanding Section 8.02, the Issuers, the Guarantors and the Trustee may amend or supplement the Base Indenture (as it relates to the Notes), this Supplemental Indenture or the Notes without the consent of any Holder of a Note:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of an Issuer’s obligations to the Holders of Notes pursuant to Article Five;

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder;

(5) to secure the Notes or the Subsidiary Guarantees pursuant to the requirements of Section 4.12 or otherwise;

(6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Supplemental Indenture;

(7) to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case, in accordance with Article Nine;

(8) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture with respect to the Notes under the Trust Indenture Act;

(9) to evidence or provide for the acceptance of appointment under this Supplemental Indenture and the Base Indenture (as it relates to the Notes) of a successor Trustee with respect to the Notes;

(10) to provide for the reorganization of the Company as any other form of entity in accordance with Section 5.01(c); or

(11) to conform the text of the Base Indenture (as it relates to the Notes), this Supplemental Indenture or the Notes to any provision of the section entitled “Description of Notes” in the prospectus supplement relating to the Notes dated November 30, 2023.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 8.06, the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 8.02 With Consent of Holders of Notes.

Except as provided above in Section 8.01 and below in this Section 8.02, the Issuers, the Guarantors and the Trustee may amend or supplement the Base Indenture (as it relates to the Notes), this Supplemental Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including any Additional Notes) issued under this Indenture (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Section 6.04 and Section 6.07, any existing Default or Event of Default or compliance with any provision of this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including any Additional Notes) issued under this Indenture including consents obtained in connection with a purchase of, tender offer or exchange offer for Notes. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver to this Supplemental Indenture, the Notes or the Base Indenture (as it relates to the Notes);

(2) reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption of the Notes (except as provided in Section 3.09, Section 4.10 and Section 4.15);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of this Supplemental Indenture and the Base Indenture (as it relates to the Notes) relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes (other than payments required by Section 3.09, Section 4.10 and Section 4.15);

(7) waive a redemption payment with respect to any Note (other than a payment required by Section 3.09, Section 4.10 and Section 4.15);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or this Supplemental Indenture and the Base Indenture (as it relates to the Notes), except in accordance with the terms of this Supplemental Indenture; or

(9) make any change in the preceding amendment, supplement and waiver provisions.

Upon the request of the Issuers accompanied by Board Resolutions authorizing their execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 8.06, the Trustee shall join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture, unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 8.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 8.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

A consent to any amendment, supplement or waiver under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes by any Holder given in connection with a purchase, tender or exchange of such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

Section 8.04 Effect of Consents.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (9) of Section 8.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 8.05 Notation on or Exchange of Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers, in exchange for all Notes, may issue and the Trustee shall, authenticate new Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 8.06 Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article Eight if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive, and (subject to the provisions of Section 601 of the Base Indenture) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Supplemental Indenture and the Base Indenture (as it relates to the Notes) and that all conditions precedent are satisfied.

Section 8.07 Effect of Supplemental Indentures.

Upon the execution of any amended or supplemental indenture under this Article Eight, the Indenture (including this Supplemental Indenture) shall be modified in accordance therewith, and such amended or supplemental indenture shall form a part of the Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Nothing in this Supplemental Indenture shall limit or affect the provisions of Article IX or Section 513 of the Base Indenture insofar as relating to any amendment or waiver in respect of any series of Securities other than the Notes.

Article Nine

Guarantees

Article XIV of the Base Indenture shall not apply to the Notes, except as, and to the extent, described in this Article Nine.

Section 9.01 Subsidiary Guarantees.

(a) Subject to this Article Nine, each of the Guarantors hereby, jointly and severally, unconditionally guarantees, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes held thereby and the Obligations of the Issuers under the Notes, the Base Indenture (as it relates to the Notes) or this Supplemental Indenture, that: (a) the principal of and interest and premium, if any, on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of and premium and (to the extent permitted by law) interest on the Notes, and all other payment Obligations of the Issuers to the Holders or the Trustee under the Notes, the Base Indenture (as it relates to the Notes) or this Supplemental Indenture will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise. Failing payment when so due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under this Supplemental Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations of the Issuers.

(b) The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, the Base Indenture (as it relates to the Notes) or this Supplemental Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against an Issuer, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of an Issuer, any right to require a proceeding first against an Issuer, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes, the Base Indenture (as it relates to the Notes) and this Supplemental Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to an Issuer, the Guarantors, or any Custodian, Trustee or other similar official acting in relation to any of the Issuers or the Guarantors, any amount paid by an Issuer or any Guarantor to the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to, and hereby waives, any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby.

(d) Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article Six, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

Section 9.02 Limitation on Guarantor Liability.

The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

Section 9.03 Subsidiary Guarantee Evidenced by Indenture; No Notation of Subsidiary Guarantee.

(a) The Subsidiary Guarantee of any Guarantor shall be evidenced solely by its execution and delivery of this Supplemental Indenture (or, in the case of any Guarantor that is not party to this Supplemental Indenture on the Issue Date, a supplemental indenture) and not by an endorsement on, or attachment to, any Note of any Subsidiary Guarantee or notation thereof. To effect any Subsidiary Guarantee of any Guarantor not a party to this Supplemental Indenture and the Base Indenture (as it relates to the Notes) on the Issue Date, such future Guarantor shall execute and deliver a supplemental indenture substantially in the form of Exhibit B hereto, which supplemental indenture shall be executed and delivered on behalf of such Guarantor by an Officer of such Guarantor.

(b) Each Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 9.01 shall be and remain in full force and effect notwithstanding any failure to endorse on any Note a notation of such Subsidiary Guarantee.

(c) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantees set forth in this Supplemental Indenture on behalf of each of the Guarantors.

Section 9.04 Guarantors May Consolidate, etc., on Certain Terms.

(a) No Guarantor shall sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another Guarantor), unless, (i) either (1) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture, substantially in the form of Exhibit B, under the Notes, this Supplemental Indenture and the Base Indenture (as it relates to the Notes) and its Subsidiary Guarantee on terms set forth therein, or (2) if the Person acquiring the properties or assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is not (either before or after giving effect to such transaction) a Guarantor, such transaction complies with the provisions of Section 4.10, and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

(b) In the case of any such consolidation or merger and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and substantially in the form of Exhibit B, of the Subsidiary Guarantee and the due and punctual performance of all of the covenants of this Supplemental Indenture and the Base Indenture (as it relates to the Notes) to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.

Section 9.05 Releases of Guarantors.

(a) The Subsidiary Guarantee of a Guarantor shall be released: (1) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor or such Guarantor’s direct or indirect parent (including by way of merger or consolidation) to one or more Persons that are not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.10; (2) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor or such Guarantor’s direct or indirect parent to one or more Persons that are not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.10; (3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with Section 4.20; (4) upon Legal Defeasance or Covenant Defeasance or Discharge in accordance with Article Seven or Article Ten; (5) upon the liquidation or dissolution of such Guarantor, provided no Default or Event of Default has occurred that is continuing; or (6) at such time as such Guarantor ceases to guarantee any other Indebtedness of either of the Issuers and any other Guarantor.

(b) Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that any of the conditions described in Section 9.05(a) has occurred, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee. Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of such Guarantor under this Supplemental Indenture and the Base Indenture (as it relates to the Notes) as provided in this Article Nine.

Article Ten

Satisfaction and Discharge

Article IV of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article Ten.

Section 10.01 Satisfaction and Discharge.

This Supplemental Indenture and the Base Indenture (as it relates to the Notes) shall be satisfied and discharged and shall cease to be of further effect as to all Notes issued hereunder (except for (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (b) of this Section 10.01, and as more fully set forth in such clause (b), payments in respect of the principal of and interest and premium, if any, on such Notes when such payments are due, (b) the Issuers’ obligations with respect to such Notes under Section 304, Section 305 and Section 306 of the Base Indenture and Section 4.02 and (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ obligations in connection therewith), when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the delivery of a notice of redemption or otherwise, and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S.

dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the granting of Liens securing such Indebtedness or other borrowing of funds, all or a portion of which are to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Supplemental Indenture and the Base Indenture (as it relates to the Notes)) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(3) the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under this Supplemental Indenture and the Base Indenture (as it relates to the Notes);

(4) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at fixed maturity or the redemption date, as the case may be; and

(5) the Issuers have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of this Supplemental Indenture and the Base Indenture (as it relates to the Notes) (“Discharge”) have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner.

Article Eleven

Miscellaneous

Section 11.01 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 11.02 Certificate and Opinion as to Conditions Precedent.

(a) Upon any request or application by an Issuer to the Trustee to take any action under this Supplemental Indenture or the Base Indenture (as it relates to the Notes), such Issuer shall furnish to the Trustee:

(i) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.03) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Supplemental Indenture and the Base Indenture (as it relates to the Notes) relating to the proposed action have been satisfied; and

(ii) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.03) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 11.03 Statements Required in Certificate or Opinion.

(a) Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Supplemental Indenture (other than a certificate provided pursuant to Trust Indenture Act Section 314(a)(4)) shall comply with the provisions of Trust Indenture Act Section 314(e) and shall include:

(i) a statement that the person making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv) a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of, or representation by, counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Company stating that the information with respect to such factual matters is in the possession of the Company unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Supplemental Indenture, they may, but need not, be consolidated and form one instrument.

Section 11.04 Governing Law.

THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 11.05 Trust Indenture Act Controls.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by the Trust Indenture Act §318(c), such imposed duties shall control. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required to be a part of and govern the Indenture, such required provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or shall be excluded, as the case may be.

Section 11.06 Successors.

All agreements of the Issuers and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 11.07 Severability.

In case any provision in this Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.08 Counterparts.

The parties may sign any number of copies of this Supplemental Indenture, and each party hereto may sign any number of separate copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 11.09 No Personal Liability of Directors, Officers, Employees and Unitholders.

None of the General Partner or any past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the General Partner, the Issuers or any Guarantor, as such, shall have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Subsidiary Guarantees or this Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 11.10 Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.11 No Adverse Interpretation of Other Agreements.

The Indenture (including this Supplemental Indenture) insofar as relating to the Notes may not be used to interpret any other indenture, loan or debt agreement (including the Indenture (including any other supplemental indenture thereto) insofar as relating to any series of Securities other than the Notes) of the Issuers or any of the Company’s Subsidiaries or of any other Person. Any such indenture, loan or debt agreement (including the Indenture (including any other supplemental indenture thereto) insofar as relating to any series of Securities other than the Notes) may not be used to interpret the Indenture (including this Supplemental Indenture) insofar as relating to the Notes.

Section 11.12 Scope of this Supplemental Indenture.

The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, and shall be deemed expressly included in this Supplemental Indenture solely for the benefit of, the Notes which may be issued from time to time, and shall not apply to any other Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements.

Section 11.13 Ratification and Incorporation of Base Indenture.

As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby.

Section 11.14 Covenants Not Applicable.

In accordance with Section 301(18), Section 901(2) and Section 901(5) of the Base Indenture, (i) except as, and to the extent, described herein, the covenants and agreements on the part of the Issuers in Section 501, Section 502, Section 504, Section 506, Section 507,

Section 512, Section 513, Section 514, Section 1001, Section 1002, Section 1004 and Section 1005, and Article IV, Article VIII, Article IX, Article X, Article XI, Article XIII and Article XIV of the Base Indenture are hereby eliminated from the Base Indenture in respect of, and shall not apply to, and shall be deemed covenants included in the Supplemental Indenture solely for the benefit of a different series of Securities than, the Notes; and (ii) no Default or Event of Default with respect to the Notes shall arise, or be deemed to exist as the result of any failure on the part of the Company duly to observe or perform any of such covenants or agreements.

Section 11.15 Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information within their possession or control as it may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 11.16 Benefits of Supplemental Indenture.

Nothing in this Supplemental Indenture or the Base Indenture (as it relates to the Notes) or in the Notes, express or implied, shall give to any Person, other than the parties to this Supplemental Indenture and their successors hereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Base Indenture (as it relates to the Notes).

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties have caused this Twentieth Supplemental Indenture to be duly executed as of the day and year first above written.

SIGNATURES

ISSUERS:

GENESIS ENERGY, L.P.
By:	Genesis Energy, LLC,
its general partner

By:	/s/ Grant E. Sims
	Name:	Grant E. Sims
	Title:	Chief Executive Officer

GENESIS ENERGY FINANCE CORPORATION

By:	/s/ Grant E. Sims
	Name:	Grant E. Sims
	Title:	Chief Executive Officer

GUARANTORS:

GENESIS CRUDE OIL, L.P.
GENESIS PIPELINE TEXAS, L.P.
GENESIS PIPELINE USA, L.P.
GENESIS SYNGAS INVESTMENTS, L.P.

By:	Genesis Energy, LLC,
their general partner

By:	/s/ Kristen O. Jesulaitis
	Name:	Kristen O. Jesulaitis
	Title:	Chief Financial Officer

Signature Page to

Twentieth Supplemental Indenture

GUARANTORS (continued):

GEL CHOPS I, L.P.
GEL CHOPS II, L.P.

By:	GEL CHOPS GP, LLC,
their general partner

By:	/s/ Kristen O. Jesulaitis
	Name:	Kristen O. Jesulaitis
	Title:	Chief Financial Officer

CAMERON HIGHWAY PIPELINE I, L.P.

By:	CAMERON HIGHWAY PIPELINE GP, L.L.C.
its general partner

By:	/s/ Kristen O. Jesulaitis
	Name:	Kristen O. Jesulaitis
	Title:	Chief Financial Officer

GENESIS ALKALI WYOMING, LP

By:	GENESIS ALKALI HOLDINGS, LLC, its general partner

By:	/s/ Kristen O. Jesulaitis
	Name:	Kristen O. Jesulaitis
	Title:	Chief Financial Officer

Signature Page to

Twentieth Supplemental Indenture

GUARANTORS (continued):

AMERICAN NATURAL SODA ASH CORP.
AP MARINE, LLC
BR PORT SERVICES, LLC
CAMERON HIGHWAY PIPELINE GP, L.L.C.
CASPER EXPRESS PIPELINE, LLC
DAVISON PETROLEUM SUPPLY, LLC
DAVISON TRANSPORTATION SERVICES, INC.
DAVISON TRANSPORTATION SERVICES, LLC
DEEPWATER GATEWAY, L.L.C.
FLEXTREND DEVELOPMENT COMPANY, L.L.C.
GEL CHOPS GP, LLC
GEL DEEPWATER, LLC
GEL IHUB, LLC
GEL LOUISIANA FUELS, LLC
GEL ODYSSEY, LLC
GEL OFFSHORE, LLC
GEL OFFSHORE PIPELINE, LLC
GEL PALOMA, LLC
GEL PIPELINE OFFSHORE, LLC
GEL POSEIDON, LLC
GEL SEKCO, LLC
GEL SYNC LLC
GEL TEX MARKETING, LLC
GEL TEXAS PIPELINE, LLC
GEL WYOMING, LLC
GENESIS ALKALI, LLC
GENESIS ALKALI HOLDINGS, LLC
GENESIS ALKALI HOLDINGS COMPANY, LLC
GENESIS BR, LLC
GENESIS CHOPS I, LLC
GENESIS CHOPS II, LLC
GENESIS DAVISON, LLC
GENESIS DEEPWATER HOLDINGS, LLC
GENESIS ENERGY, LLC
GENESIS FREE STATE HOLDINGS, LLC
GENESIS GTM OFFSHORE OPERATING COMPANY, LLC
GENESIS IHUB HOLDINGS, LLC
GENESIS MARINE, LLC
GENESIS NEJD HOLDINGS, LLC

Signature Page to

Twentieth Supplemental Indenture

GENESIS ODYSSEY, LLC
GENESIS OFFSHORE, LLC
GENESIS OFFSHORE HOLDINGS, LLC
GENESIS PIPELINE ALABAMA, LLC
GENESIS POSEIDON, LLC
GENESIS POSEIDON HOLDINGS, LLC
GENESIS RAIL SERVICES, LLC
GENESIS SAILFISH HOLDINGS, LLC
GENESIS SEKCO, LLC
GENESIS SMR HOLDINGS, LLC
GENESIS TEXAS CITY TERMINAL, LLC
HIGH ISLAND OFFSHORE SYSTEM, L.L.C.
MANTA RAY GATHERING COMPANY, L.L.C.
MATAGORDA OFFSHORE, LLC
MILAM SERVICES, INC.
POSEIDON PIPELINE COMPANY, L.L.C.
RED RIVER TERMINALS, L.L.C.
SAILFISH PIPELINE COMPANY, L.L.C.
SEAHAWK SHORELINE SYSTEM, LLC
SOUTHEAST KEATHLEY CANYON PIPELINE COMPANY, L.L.C.
SYNC PIPELINE LLC
TDC, L.L.C.
TDC SERVICES, LLC
TEXAS CITY CRUDE OIL TERMINAL, LLC
THUNDER BASIN HOLDINGS, LLC

By:	/s/ Kristen O. Jesulaitis
Name:	Kristen O. Jesulaitis
Title:	Chief Financial Officer

Signature Page to

Twentieth Supplemental Indenture

REGIONS BANK,
as Trustee

By:	/s/ R. Douglas Milner
	Name:	R. Douglas Milner
	Title:	Senior Vice President

Signature Page to

Twentieth Supplemental Indenture

EXHIBIT A

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO AN ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]1

[1]	Include only on Global Note.

GENESIS ENERGY, L.P.

GENESIS ENERGY FINANCE CORPORATION

No. A-1	$
CUSIP No. ISIN No.

8.250% Senior Note due 2029

Genesis Energy, L.P., a Delaware limited partnership, and Genesis Energy Finance Corporation, a Delaware corporation, jointly and severally promise to pay to _____________, or registered assigns, the principal sum of ______________ Dollars [or such greater or lesser amount as may be indicated on Schedule A hereto]1 on January 15, 2029.

Interest Payment Dates: January 15 and July 15.

Record Dates: January 1 and July 1.

Additional provisions of this Note are set forth on the other side of this Note.

[1]	If this Note is a Global Note, add this provision and include the attachment captioned “[TO BE ATTACHED TO GLOBAL NOTES] — SCHEDULE A — SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE”.

GENESIS ENERGY, L.P.

By:	Genesis Energy, LLC,
its general partner

By:
Name:
Title:

GENESIS ENERGY FINANCE CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

Regions Bank, as Trustee, certifies that this is one of the Notes referred to in the Twentieth Supplemental Indenture.

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]

8.250% Senior Note due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Genesis Energy, L.P., a Delaware limited partnership (the “Company”), and Genesis Energy Finance Corporation, a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), jointly and severally promise to pay interest on the principal amount of this Note at 8.250% per annum from December 7, 2023 until maturity. The Issuers will pay interest, if any, semi-annually in arrears on January 15 and July 15 of each year (each an “Interest Payment Date”), commencing July 15, 2024. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue solely as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Issuers shall pay (i) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is the then applicable interest rate on the Notes and (ii) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Issuers will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the January 1 and July 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 307 of the Base Indenture with respect to defaulted interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest due at maturity. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Issuers maintained for such purpose within the City and State of New York, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. Notwithstanding the foregoing, if this Note is a Global Note, payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, Regions Bank, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Issuers issued the Notes under an Indenture dated as of May 21, 2015 (the “Original Indenture”; the Original Indenture, as supplemented by the Trustee Succession Agreement referred to below, the “Base Indenture”, and the Base Indenture, as it may be further amended or supplemented from time to time (including by the Twentieth Supplemental Indenture referred to below) in accordance with the terms thereof, the “Indenture”) among the Issuers, the Guarantors named therein and the Trustee (as defined below), as supplemented by the Agreement of Resignation, Acceptance and Appointment, dated as of September 30, 2020 (the “Trustee Successor Agreement”), by and among the Issuers, the predecessor Trustee and the successor Trustee, and by the Twentieth Supplemental Indenture thereto dated as of December 7, 2023 (the “Twentieth Supplemental Indenture”), among Regions Bank, as trustee (together with, as to any time prior to September 30, 2020, U.S. Bank National Association, as predecessor trustee, each, in such capacity, the “Trustee”), the Issuers and the Initial Guarantors. The terms of the Notes include those stated in the Twentieth Supplemental Indenture, the Base Indenture (as it relates to the Notes) and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. Any conflict between the Notes and the Twentieth Supplemental Indenture and the Base Indenture (as it relates to the Notes) will be governed by the Twentieth Supplemental Indenture and the Base Indenture (as it relates to the Notes). Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Twentieth Supplemental Indenture and the Base Indenture (as it relates to the Notes), as the same may be amended from time to time. The Notes are unsecured senior obligations of the Issuers the aggregate principal amount of which is unlimited.

5. Optional Redemption.

(a) Except as set forth in subparagraphs (b), (c) and (d) of this Paragraph 5, the Issuers shall not have the option to redeem the Notes prior to January 15, 2026. On or after January 15, 2026, the Issuers shall have the option to redeem the Notes, in whole or in part at any time, upon prior notice as set forth in Paragraph 8, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the twelve-month period on January 15 of the years indicated below:

Year	Percentage
2026	104.1250%
2027	102.0625%
2028 and thereafter	100.0000%

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to January 15, 2026, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Indenture at a redemption price of 108.250% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more Equity Offerings; provided that (i) at least 65% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Twentieth Supplemental Indenture remains outstanding immediately after the occurrence of each such redemption (excluding any Notes held by the Company and its Subsidiaries) and (ii) each such redemption occurs within 120 days of the date of the closing of each such Equity Offering.

(c) Prior to January 15, 2026, the Issuers may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of (1) the principal amount thereof, plus (2) accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus (3) the Make-Whole Premium at the redemption date.

(d) The Notes may also be redeemed, as a whole, following certain Change of Control Offers, at the redemption price and subject to the conditions set forth in Section 4.15(h) of the Twentieth Supplemental Indenture.

6. Mandatory Redemption. Neither of the Issuers shall be required to make mandatory redemption or sinking fund payments with respect to the Notes. The Issuers may, at any time and from time to time, purchase Notes in open market purchases or negotiated transactions by tender offer or otherwise.

7. Repurchase at Option of Holders.

(a) Within 30 days following the occurrence of a Change of Control, unless the Issuers have previously or concurrently exercised their right to redeem all of the Notes as described in paragraph 5 above, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Settlement Date. Within 30 days following a Change of Control, unless the Issuers have previously or concurrently exercised their right to redeem all of the Notes as described in paragraph 5 above, the Company shall send a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction that constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by Section 4.15 of the Twentieth Supplemental Indenture.

(b) On the 361st day after an Asset Sale, if the aggregate amount of Excess Proceeds then exceeds $25.0 million, the Company shall commence an offer to all Holders of Notes (an “Asset Sale Offer”) pursuant to Section 3.09 of the Twentieth Supplemental Indenture, and to all holders of any Pari Passu Indebtedness then outstanding, to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to the Settlement Date, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Settlement Date, in accordance with the procedures set forth in the Twentieth Supplemental Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Twentieth Supplemental Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased) on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8. Notice of Redemption. Notice of redemption will be sent at least 30 days but not more than 60 days (except as otherwise provided in the Twentieth Supplemental Indenture if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge) before the redemption date to each Holder whose Notes are to be redeemed at its registered address. If mailed in the manner provided for in Section 3.03 of the Twentieth Supplemental Indenture, the notice of optional redemption shall be conclusively presumed to have been given and delivered whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest shall cease to accrue on Notes or portions thereof called for redemption.

9. Guarantees. The payment by the Issuers of the principal of and premium and interest on the Notes is fully and unconditionally guaranteed on a joint and several senior unsecured basis by each of the Guarantors to the extent set forth in the Twentieth Supplemental Indenture.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes due on transfer or exchange. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, they need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

11. Persons Deemed Owners. The registered holder of a Note shall be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented (1) to cure any ambiguity, defect or inconsistency, (2) to provide for uncertificated Notes in addition to or in place of certificated Notes, (3) to provide for the assumption of an Issuer’s obligations to Holders of the Notes pursuant to Article Five of the Twentieth Supplemental Indenture, (4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights of any Holder of the Notes, (5) to secure the Notes or the Subsidiary Guarantees pursuant to Section 4.12 of the Twentieth Supplemental Indenture or otherwise, (6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Twentieth Supplemental Indenture, (7) to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the Twentieth Supplemental Indenture, (8) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Twentieth Supplemental Indenture and the Base Indenture (as it relates to the Notes) with respect to the Notes under the Trust Indenture Act, (9) to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee, (10) to provide for the reorganization of the Company as any other form of entity in accordance with Section 5.01(c) of the Twentieth Supplemental Indenture or (11) to conform the text of the Base Indenture (as it relates to the Notes), the Twentieth Supplemental Indenture or the Notes to any provision of the section entitled “Description of Notes” in the prospectus supplement relating to the Notes dated November 30, 2023.

13. Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes when due at Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise; (iii) failure by the Company to comply with Section 5.01 of the Twentieth Supplemental Indenture; (iv) failure by the Company for 180 days after notice to comply with Section 4.03 of the Twentieth Supplemental Indenture; (v) failure by the Company for 60 days after notice to comply with any of its other agreements in the Twentieth Supplemental Indenture (including Sections 3.09, 4.10 and 4.15 of the Twentieth Supplemental Indenture), the Base Indenture (as it relates to the Notes) or the Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if such default (a) is caused by a failure to pay principal of, or premium or interest, if any, on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment

Default or the maturity of which has been so accelerated, aggregates in excess of $20.0 million, provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days; (viii) any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee (other than, in any such case, by reason of release of a Guarantor in accordance with Section 9.05 of the Twentieth Supplemental Indenture); and (ix) certain events of bankruptcy, insolvency or reorganization with respect to the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company as specified in Section 6.01(a)(ix) or 6.01(a)(x) of the Twentieth Supplemental Indenture. If any Event of Default occurs and is continuing, the Trustee, by notice to the Issuers, or the Holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Issuers and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from such events of bankruptcy, insolvency or reorganization described in Section 6.01(a)(ix) or 6.01(a)(x) of the Twentieth Supplemental Indenture, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Twentieth Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes except as provided in the Twentieth Supplemental Indenture and the Base Indenture (as it relates to the Notes). Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest or premium) if it determines that withholding notice is in their interest. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Twentieth Supplemental Indenture and the Base Indenture (as it relates to the Notes) except a continuing Default or Event of Default in the payment of the principal of or premium or interest on the Notes. The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Twentieth Supplemental Indenture and the Base Indenture (as it relates to the Notes), and, so long as any Notes are outstanding, the Issuers are required upon certain Officers becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

14. Defeasance and Discharge. The Notes are subject to defeasance and discharge upon the terms and conditions specified in the Twentieth Supplemental Indenture.

15. No Recourse Against Others. None of the General Partner or any past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the General Partner, the Issuers or any Guarantor, as such, shall have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19. Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

20. Successors. In the event a successor assumes all the obligations of an Issuer under the Notes and the Twentieth Supplemental Indenture and the Base Indenture (as it relates to the Notes), pursuant to the terms thereof, such Issuer will be released from all such obligations.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Genesis Energy, L.P.

811 Louisiana, Suite 1200

Houston, Texas 77002

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

Print or type assignee’s name, address and zip code)

(Insert assignee’s Soc. Sec. or tax I.D. No.)

and irrevocably appoint _____________ agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your
Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Twentieth Supplemental Indenture, check the box below:

Section 4.10                     Section 4.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Twentieth Supplemental Indenture, state the amount (in minimum denomination of $2,000 or integral multiples of $1,000 in excess of $2,000) you elected to have purchased: $

Date:	Your
Signature:

(Sign exactly as your name appears on the other side of this Note)

Soc. Sec. or Tax Identification No.:

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL NOTE]

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian

EXHIBIT B

GENESIS ENERGY, L.P.,

GENESIS ENERGY FINANCE CORPORATION

and

the Guarantors named herein

8.250% SENIOR NOTES DUE 2029

FORM OF SUPPLEMENTAL INDENTURE

SUBSIDIARY GUARANTEE

DATED AS OF ______________ __, ____

REGIONS BANK,

as Trustee

This SUPPLEMENTAL INDENTURE, dated as of ____________ ___, ______ (this “Supplemental Indenture”), is among Genesis Energy, L.P., a Delaware limited partnership (the “Company”), Genesis Energy Finance Corporation, a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), the Guarantors, each of the parties identified under the caption “New Guarantors” on the signature pages hereto (the “New Guarantors”) and Regions Bank, as Trustee.

RECITALS

WHEREAS, the Issuers, the Guarantors named therein and the Trustee (as defined below), entered into an indenture dated May 21, 2015 (the “Original Indenture”), among the Issuers and the predecessor Trustee referred to below, as amended, supplemented and modified by the Agreement of Resignation, Appointment and Acceptance, dated as of September 30, 2020 (the “Trustee Successor Agreement”, and the Original Indenture, as supplemented by the Trustee Successor Agreement, the “Base Indenture”), among the Issuers, the predecessor Trustee and the successor Trustee and by an Twentieth Supplemental Indenture dated December 7, 2023 (the “Twentieth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuers, the Initial Guarantors and Regions Bank, as trustee (together with, as to any time prior to September 30, 2020, U.S. Bank National Association, as predecessor trustee, each in such capacity, the “Trustee”), pursuant to which the Issuers have issued $___________ aggregate principal amount of 8.250% Senior Notes due 2029 (the “Notes”);

WHEREAS, Section 8.01 of the Twentieth Supplemental Indenture provides that the Issuers, the Guarantors and the Trustee may amend or supplement the Twentieth Supplemental Indenture and the Base Indenture (as it relates to the Notes) in order to comply with Section 4.13 or Section 9.04 of the Twentieth Supplemental Indenture, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things necessary to make this Supplemental Indenture a valid and legally binding agreement according to its terms, and a valid and legally binding amendment of and supplement to, the Indenture, have been duly done and performed.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the Guarantors, the New Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuers, the Guarantors, the New Guarantors and the Trustee.

ARTICLE 2

From this date, in accordance with Section 9.03 of the Twentieth Supplemental Indenture and by executing this Supplemental Indenture, each New Guarantor shall be subject to the provisions of the Twentieth Supplemental Indenture and the Base Indenture (as it relates to the Notes) to the extent provided for in Article Nine of the Twentieth Supplemental Indenture. Each New Guarantor hereby becomes a party to the Indenture as a Guarantor with respect to the Notes and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture with respect to the Notes. Each New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor with respect to the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture with respect to the Notes.

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Twentieth Supplemental Indenture.

Section 3.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.03. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.04. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

GENESIS ENERGY, L.P.

By:	Genesis Energy, LLC,
its general partner

By:
Name:
Title:

GENESIS ENERGY FINANCE CORPORATION

By:
Name:
Title:

GUARANTORS

[INSERT SIGNATURE BLOCK FOR EACH GUARANTOR]

NEW GUARANTORS

[INSERT SIGNATURE BLOCK FOR EACH NEW GUARANTOR]

REGIONS BANK,
as Trustee

By:
Name:
Title: